UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )
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athenahealth, Inc.

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April 16, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of athenahealth, Inc. to be held on Thursday, May 27, 2010, at 5:00 p.m. Eastern Time, at our headquarters at 400 North Beacon Street, Watertown, Massachusetts 02472. Directions to our headquarters can be found on the last page of the Proxy Statement.

Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. This delivery process will allow us to provide stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 16, 2010, we will begin mailing to our stockholders a Notice of Internet Availability containing instructions on how to access or request a copy of our Proxy Statement for the 2010 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2009.

The Notice of 2010 Annual Meeting of Stockholders and the Proxy Statement contains details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of athenahealth, Inc. I look forward to greeting as many of our stockholders as possible at the Annual Meeting.

Sincerely,

Jonathan Bush
Chief Executive Officer, President, and
Chairman of the Board of Directors

athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 27, 2010

The Annual Meeting of Stockholders of athenahealth, Inc. will be held on Thursday, May 27, 2010, at 5:00 p.m. Eastern Time, at 400 North Beacon Street, Watertown, Massachusetts. The purpose of the meeting is the following:

1. to elect two (2) directors, John A. Kane and Ruben J. King-Shaw, Jr., to serve as Class III directors for a term of three (3) years and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2. to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

Our Board of Directors recommends a vote for Items 1 and 2. The Proxy Statement fully describes these items. We have not received notice of other matters that may be properly presented at the meeting.

Only athenahealth, Inc. stockholders of record at the close of business on April 1, 2010, will be entitled to vote at the meeting and any adjournment or postponement thereof.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting.

By order of the Board of Directors,

Jonathan Bush
Chief Executive Officer, President, and
Chairman of the Board of Directors

Watertown, Massachusetts
April 16, 2010

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 27, 2010

GENERAL INFORMATION

Our Board of Directors (the “Board of Directors”) has made this Proxy Statement and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2010 Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or before April 16, 2010. All stockholders will be able to access the proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2009, on a website referred to in the Notice, as well as request printed copies of the proxy materials and that Annual Report. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. Stockholders may also request to receive proxy materials and our Annual Report on Form 10-K in printed form by mail or electronically by e-mail on an ongoing basis.

In this Proxy Statement, the terms “Company,” “we,” “us,” and “our” refer to athenahealth, Inc. The mailing address of our principal executive offices is athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 1, 2010, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 34,081,866 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held by such stockholder. No shares of preferred stock of the Company were outstanding as of April 1, 2010.

Quorum; Abstentions; Broker Non-Votes

The Company’s By-laws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. However, broker “non-votes” are not deemed to be “votes cast.” As a result, unlike abstentions or withheld votes, broker “non-votes” are not included in the tabulation of the voting results on proposals requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If your brokerage firm is a member of the New York Stock Exchange, under rules applicable to such brokerages, if you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposal one for the election of directors is a “non-

discretionary” item. If you do not instruct your broker how to vote with respect to proposal one, your broker may not vote with respect to this proposal and those votes will be counted as broker “non-votes.” Proposal two for the ratification of appointment of independent auditors is considered to be a discretionary item, and your brokerage firm will be able to vote on that proposal even if it does not receive instructions from you.

Voting

In person.  If you are a stockholder of record, you may vote in person at the meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the meeting, you must obtain a valid proxy from the firm that holds your shares.

By proxy.  If you do not wish to vote in person or will not be attending the meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail or over the Internet before the Annual Meeting, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or sent to the Company’s principal executive offices, athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472, Attention: Corporate Secretary.

If a broker, bank, or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

athenahealth, Inc. is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, e-mail, or otherwise. We have hired Broadridge Investor Communication Solutions, Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

Procedure for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the next annual meeting of stockholders of the Company must satisfy the requirements set forth in the advance notice provision under the Company’s By-laws. To be timely for our next annual meeting of stockholders, any such proposal must be received in writing by the Secretary of the Company at our principal executive offices between the close of business on January 27, 2011, and February 28, 2011. If the date of the next annual meeting of the stockholders is scheduled to take place before April 27, 2011, or after July 26, 2011, notice by the stockholder must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition, any stockholder proposal intended to be included in the Company’s proxy statement for the next annual meeting of stockholders of the Company must also satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received not later than December 16, 2010. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before the Company begins to print and send its proxy materials. If that happens, the Company will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

As stated in last year’s proxy statement, stockholder proposals to be presented at the Annual Meeting were due at our principal executive offices by March 13, 2010. No such proposals were received.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight directors and is divided into three classes, as nearly equal in number as reasonably possible. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

The terms of the Class III directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the nominating and corporate governance committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the current Class III members: John A. Kane and Ruben J. King-Shaw, Jr. If elected, each nominee will serve as a director until the annual meeting of stockholders in 2013 and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the nominees for election as Class III directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Class III Directors

The names of the nominees for Class III directors and certain information about each are set forth below.

Name	Positions and Offices Held with the Company	Director Since	Age

John A. Kane	Director	2007	57
Ruben J. King-Shaw, Jr.	Lead Director	2003	48

Directors Not Standing for Election

The names of and certain information about the members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

			Class and Year
		Director	in Which Term
Name	Positions and Offices Held with the Company	Since	Will Expire	Age

Jonathan Bush	Director, Chief Executive Officer, President, and Chairman	1997	Class I - 2011	41
Brandon H. Hull	Director	1999	Class I - 2011	49
William Winkenwerder, Jr.	Director	2009	Class I - 2011	56
Richard N. Foster	Director	2005	Class II - 2012	68
Ann H. Lamont(1)	Director	2000	Class II - 2012	53
James L. Mann	Director	2006	Class II - 2012	76

(1)	On April 9, 2010, Ms. Lamont informed the Company of her decision to resign from the Board of Directors, compensation committee, and nominating and corporate governance committee effective as of the end of the Annual Meeting. Ms. Lamont made her decision out of a desire to pursue other interests and not as the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Vote Required and Board of Directors’ Recommendation

The two candidates receiving the highest number of affirmative votes of the shares of Common Stock entitled to vote at the Annual Meeting will be elected directors of the Company.

The proposal for the election of directors relates solely to the election of Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

The Board of Directors Recommends a Vote “FOR” the Nominees Listed Above.

Directors, Executive Officers, and Key Employees

The following table identifies the directors, executive officers, and key employees of the Company and sets forth the ages of and the positions with the Company currently held by each such person immediately prior to the Annual Meeting.

Name	Age	Position

Jonathan Bush	41	Chief Executive Officer, President, and Chairman of the Board of Directors
Richard N. Foster	68	Director
Brandon H. Hull	49	Director
John A. Kane	57	Director
Ruben J. King-Shaw, Jr.	48	Lead Director
Ann H. Lamont	53	Director
James L. Mann	76	Director
William Winkenwerder, Jr.	56	Director
Timothy M. Adams	50	Senior Vice President and Chief Financial Officer
Nancy G. Brown	49	Senior Vice President of Corporate Development
Robert L. Cosinuke	49	Senior Vice President and Chief Marketing Officer
Dawn Griffiths	43	Chief Accounting Officer and Treasurer
Derek Hedges	38	Senior Vice President of Business Development
Robert M. Hueber	56	Senior Vice President of Sales
Leslie Locke	38	Senior Vice President of People and Process
Ed Park	35	Chief Technology Officer
David E. Robinson	66	Executive Vice President and Chief Operating Officer

Set forth below are the biographies of each director, executive officer, and key employee, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by our nominating and corporate governance committee.

Jonathan Bush is our Chief Executive Officer, President, and Chairman of the Board of Directors. Mr. Bush co-founded athenahealth, Inc. in 1997 and has been a director since our inception. Prior to joining the Company, Mr. Bush served as an EMT for the City of New Orleans, was trained as a medic in the U.S. Army, and worked as a management consultant with Booz Allen & Hamilton. Mr. Bush obtained a Bachelor of Arts in the College of Social Studies from Wesleyan University and an M.B.A. from Harvard Business School. As a founder of our Company, Mr. Bush has extensive knowledge of all aspects of our business, including our day-to-day operations. His history with the Company, combined with his business and leadership skills, makes him particularly well suited to serve as Chairman of the Board of Directors.

Richard N. Foster has served as a member of our Board of Directors since 2005. Mr. Foster is the Managing Partner of Millbrook Management Group. Prior to forming Millbrook Management Group in 2004, Mr. Foster served as a Director of McKinsey & Company, Inc. for thirty years, where he was a founder and Co-Managing Director of McKinsey’s private equity practice. He is a member of the Board of Directors of Trust Company of the West, the Board of Memorial Sloan Kettering Institute, the Dean’s Advisory Committee of the Yale School of Medicine, the W. M. Keck Foundation, the Council for Aid to Education, the Council on Foreign Relations, and the President’s Circle of the National Academies. Mr. Foster is a fellow of the American Academy of Arts and Sciences. Mr. Foster received his Bachelor of Science, Master of Science, and Ph.D. in Engineering and Applied Science from Yale University where he is a Senior Faculty Fellow. Mr. Foster’s experience as an advisor to health care and technology companies, other directorships, and his knowledge and expertise in technological change led our Board of Directors to conclude that he should serve as a director.

Brandon H. Hull has served as a member of our Board of Directors since 1999. Since October 1997, Mr. Hull has served as General Partner of Cardinal Partners, a venture capital firm that he co-founded that specializes in health care and life-sciences investments. From 1991 to 1997, Mr. Hull served as principal of the Edison Venture Fund. Mr. Hull serves on the board of directors of Awarepoint Corporation, Cardio-Optics, Inc., CodeRyte, Inc., FluidNet Corporation, Mobile Medical Industries, Inc., and Replication Medical, Inc. Mr. Hull obtained his Bachelor of Arts from Wheaton College and his M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Hull’s experience with health care services, health care information systems, and medical products and devices at Cardinal Partners, and on the boards of numerous health care and medical technology companies, led our Board of Directors to conclude that he should serve as a director.

John A. Kane has served as a member of our Board of Directors since 2007. Mr. Kane served as Senior Vice President, Finance and Administration, Chief Financial Officer, and Treasurer of IDX Systems Corporation from May 2001 until it was acquired by GE Healthcare in 2006, and as the Vice President, Finance and Administration, Chief Financial Officer, and Treasurer of IDX from October 1984, when he joined IDX, until 2001. While at IDX, Mr. Kane guided the company through more than a dozen acquisitions and at various times managed the finance, facilities, legal, human resources, and information systems functions for the company. Previous to his employment with IDX, Mr. Kane worked as an audit manager at Ernst & Young LLP, in Boston. Mr. Kane serves as a director of Merchants Bancshares, Inc., Spheris Inc., and several private organizations. Since his retirement from IDX in 2006, Mr. Kane has not been employed on a full-time basis, and his principal occupations have consisted of the directorships mentioned in the preceding sentence. He earned a Bachelor of Science and Master of Accountancy from Brigham Young University. Mr. Kane’s experience auditing financial statements at Ernst & Young LLP, directorships with other public companies, and experience as chief financial officer of a health care software technology company led our Board of Directors to conclude that he should serve as a director. Our Board of Directors chose Mr. Kane to serve as a director and chairman of the audit committee because of his financial and accounting skills and experience related to auditing financial statements.

Ruben J. King-Shaw, Jr. has served as a member of our Board of Directors since 2003 and was named Lead Director in 2007. Mr. King-Shaw is the Chairman and CEO of Mansa Equity Partners, Inc., which he founded in 2005. He is currently the interim chief executive officer of All-Med Services of Florida/Clinical Medical Services and a member of Medicare’s Program Advisory and Oversight Commission which advises the Obama administration on effective value-based procurement strategies for health care reform. From January 2003 to August 2003, Mr. King-Shaw served as Senior Advisor to the Secretary of the Department of the Treasury. From July 2001 to April 2003, Mr. King-Shaw served as Deputy Administrator and Chief Operating Officer of the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services (CMS). From January 1999 to July 2001, Mr. King-Shaw served as Secretary of the Florida Agency for Health Care Administration. Before that, Mr. King-Shaw was the Chief Operating Officer of Neighborhood Health Partnership, Inc. and the Executive Director of the JMH Health Plan. Mr. King-Shaw serves on numerous boards of directors, including iHealth Technologies, Inc. and Life House Health Systems, Inc. Mr. King-Shaw is Vice Chairman of the University of Massachusetts Board of Trustees. Mr. King-Shaw obtained a Bachelor of Science in Industrial and Labor Relations from Cornell University, a Master in Health Services Administration from Florida International University, and a Master of International Business from the Chapman Graduate School of Business and the Center for International Studies in Madrid, Spain. Mr. King-Shaw’s experience in health policy, economics, and finance at CMS, directorships with other public companies, experience as an advisor to government agencies and health care services companies, and knowledge of the health care insurance industry led our Board of Directors to conclude that he should serve as a director.

Ann H. Lamont has served as a member of our Board of Directors since 2000. Ms. Lamont has been with Oak Investment Partners since 1982. She became a Managing Partner in 2006 and prior to that served as General Partner since 1986. Ms. Lamont leads the health care and financial services information technology teams at Oak. Prior to joining Oak, Ms. Lamont was a research associate with Hambrecht & Quist. Ms. Lamont serves on the boards of numerous private companies, including Acculynk, Inc.; Argus Information and Advisory Services, LLC; Clairent, Inc.; F&S Healthcare Services, Inc.; iHealth Technologies, Inc.; NetSpend Corporation; Pay Flex Systems USA, Inc.; PharMEDium Healthcare Corporation; Point Carbon, AS; United BioSource Holding LLC.; and Ventana Health Services, Inc. Ms. Lamont currently serves on the Stanford University Board of Trustees and has also served on the Executive Board of the National Venture Capital Association. Ms. Lamont received her Bachelor of Arts in Political Science from Stanford University. Ms. Lamont’s experience leading the health care and financial services teams at Oak, her knowledge of the health care and information technology industries, and her strategic insight expertise led our Board of Directors to conclude that she should serve as a director.

James L. Mann has served as a member of our Board of Directors since 2006. Mr. Mann has served as Chairman of the Board of Directors of SunGard Data Systems Inc. from 1987 to 2005 and as Director from 1983 to 1986 and from 2006 to the present. Mr. Mann served as SunGard’s Chief Executive Officer from 1986 to 2002, President from 1986 to 2000, and Chief Operating Officer from 1983 to 1985. Since 2005, Mr. Mann has been employed by SunGard in an advisory capacity. Mr. Mann previously served as President and COO of Bradford National Corp. Mr. Mann obtained a Bachelor of Science in Business Administration from Wichita State University. Mr. Mann’s experience as chief executive officer and chief operating officer of SunGard, including his skills in leading a company through rapid growth, acquisitions, and developing corporate strategy led our Board of Directors to conclude that he should serve as a director.

William Winkenwerder, Jr.  M.D.  has served as a member of our Board of Directors since December 2009. Dr. Winkenwerder serves as chairman and chief executive officer of The Winkenwerder Company, LLC, a health care consulting firm that he founded in 2007. He also serves as a director of Logistics Health Incorporated, Third Stream Bioscience, Inc., and CapGemini Government Solutions LLC. Dr. Winkenwerder was the Assistant Secretary of Defense for Health Affairs in the U.S. Department of Defense from 2001 to 2007. At the Department of Defense, Dr. Winkenwerder was the leader of the Military Health System, with a $40 billion annual budget, and the principal medical advisor to the Secretary of Defense. During his tenure, he led groundbreaking advances in battlefield medicine and implementation of the world’s largest electronic health record system (AHLTA). Prior to his government service, Dr. Winkenwerder worked as a senior health executive and practicing physician for more than twenty years. Dr. Winkenwerder received his Bachelor of

Science from Davidson College, M.D. from the University of North Carolina, and M.B.A. from the University of Pennsylvania. Dr. Winkenwerder’s skills as a practicing physician, private industry executive, and government health policy leader, and his experience at the Department of Defense as the leader of the military health system and principal medical advisor to the Secretary of Defense led our Board of Directors to conclude that he should serve as a director.

Timothy M. Adams has served as our Senior Vice President and Chief Financial Officer since January 2010. Prior to joining the Company he served as Chief Investment Officer at Constitution Medical Investors, Inc., a private investment firm focused on health care-sector-related acquisitions, as well as Senior Vice President of Corporate Strategy for Keystone Dental, Inc., a provider of dental health products and solutions. From November 2007 to April 2008, he served as the Chief Financial Officer, Senior Vice President, Treasurer, and Assistant Secretary of Orthofix International N.V., a diversified orthopedic products company. From 2004 to 2007, Mr. Adams served as Chief Financial Officer and Treasurer, as well as Senior Vice President from January 2006 to 2007 and Vice President from November 2004 to January 2006, of Cytyc Corporation, a global medical device and diagnostics health company. He worked for seven years in the audit practice at Price Waterhouse and is a Certified Public Accountant. Mr. Adams obtained his Bachelor of Science from Murray State University and his M.B.A. from Boston University.

Nancy G. Brown has served as our Senior Vice President of Corporate Development since January 2010. She served as our Senior Vice President of Business Development and Government Affairs from September 2008 to January 2010 and Senior Vice President of Clinical Cycle Development from August 2004 to September 2008. From 1999 to 2004, Ms. Brown served McKesson Corporation as Senior Vice President. Before McKesson, Ms. Brown was co-founder of Abaton.com, which was acquired by McKesson Corp. Prior to that, Ms. Brown worked for Harvard Community Health Plan in various senior management roles over a five-year period. Ms. Brown obtained a Bachelor of Science from the University of New Hampshire and an M.B.A. from Northeastern University.

Robert L. Cosinuke has served as our Senior Vice President and Chief Marketing Officer since December 2007. Mr. Cosinuke was a co-founder of Digitas, LLC in 1991. Digitas is a leading interactive and database marketing advertising agency and was acquired by Publicis Group SA in February of 2007. From 1991 to 2006, Mr. Cosinuke was employed by Digitas, most recently as President of Digitas, Boston. He also served as President of Global Capabilities, Digitas. Mr. Cosinuke has a Bachelor of Arts from Haverford College and an M.B.A. from Harvard Business School.

Dawn Griffiths has served as our Chief Accounting Officer since September 2009 and as Treasurer since July 2009. From May 2008 to September 2009, Ms. Griffiths served as our Vice President of Finance. Ms. Griffiths brings more than 20 years of finance and accounting leadership from previous roles at salesforce.com, inc., where she served as Vice President of Finance and Global Sales Operations, and Autodesk, Inc., where she held numerous finance and operations management roles. Ms. Griffiths started her career in public accounting with eight years at Arthur Andersen and is a Certified Public Accountant. Ms. Griffiths obtained a Bachelor of Science from the University of Wyoming.

Derek Hedges has served as our Senior Vice President of Business Development since January 2010. He served as our Vice President of Enterprise Sales from January 2009 to January 2010, Regional Vice President of Sales from May 2007 to January 2009, Vice President of Channel Development from January 2007 to May 2007, and Director of Channel Development from January 2005 to January 2007. Prior to joining the Company, Mr. Hedges was the Vice President of Product Management for McKesson Corporation. Mr. Hedges obtained a Bachelor of Arts from Boston College and an M.B.A. from the University of Michigan.

Robert M. Hueber has served as our Senior Vice President of Sales since October 2002. From 1984 to 2002, Mr. Hueber served IDX Systems Corporation as Vice President and National Director of Sales and then as Vice President of Sales for the Enterprise Solutions Division. Prior to joining IDX, Mr. Hueber served as Senior Marketing Representative at Raytheon Data Systems and as a Sales Executive for Exxon Enterprises. Mr. Hueber obtained a Bachelor of Science in Marketing from Northeastern University.

Leslie Locke has served as our Senior Vice President of People and Process since April 2008. She served as the Senior Vice President of Client Operations from 2006 to April 2008, Interim Chief Operating Officer from 2005 to 2006, Vice President of Revenue Cycle Operations Innovation from 2003 to 2005, Vice President of Product Management from 2002 to 2003, Senior Vice President of Service Delivery 2000 to 2002, and Regional Vice President from 1998 to 2000. Prior to joining the Company, Ms. Locke held various roles in integrated delivery systems operations at Lovelace Health Systems. Ms. Locke obtained a Bachelors of Arts from Colorado College and a Masters in Heath Administration from Washington University.

Ed Park has served as our Chief Technology Officer since March 2007 and served as Chief Software Architect from 1998 to March 2007. Mr. Park is a member of the Advanced Interoperability Workgroup of the Certification Commission for Healthcare IT and serves of the boards of Ventana Health Services, Inc. and Healthpoint Services Pvt Ltd. Prior to joining the Company, Mr. Park was a consultant for Viant, Inc. Mr. Park obtained a Bachelor of Arts magna cum laude from Harvard College in Computer Science.

David E. Robinson has served as our Executive Vice President and Chief Operating Officer since February 2009. Prior to joining the Company, Mr. Robinson served as the Executive Vice President of SunGard Data Systems Inc., a global leader in software and processing solutions for financial services, higher education, and the public sector, which position he held from 2002 to 2004. Mr. Robinson served as Senior Vice President of SunGard from 2000 to 2002, as a Group CEO of SunGard Investment Systems from 1997 to 2000, and as President of SunGard Investment Systems from 1993 to 1997. Mr. Robinson holds an M.B.A. from the University of Chicago, a Masters in Chemical Engineering from the University of Rochester, and a Bachelor of Science in Chemical Engineering from Carnegie Mellon University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

The Board of Directors has determined that each of the directors, except for Mr. Bush as Chief Executive Officer, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of the Company’s director independence standards and the director independence standards of The Nasdaq Stock Market Inc. (“NASDAQ”) and the SEC. Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s applicable committee independence standards, including Rule 10a-3(b)(1) under the Exchange Act. In making that determination, the Board of Directors considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. In addition, at least a majority of the members of the Board of Directors meet the independence standards of the Marketplace Rules of the National Association of Securities Dealers, Inc.

At least annually, the Board of Directors evaluates all relationships between the Company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board of Directors makes an annual determination of whether each director is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s independence standards.

Board Leadership Structure

We combine the role of Chief Executive Officer and Chairman of the Board of Directors. The Board of Directors elects a lead director to preside as chair of the executive sessions of independent directors, among other responsibilities. In determining our board leadership structure, the Board of Directors considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our Chief Executive Officer and Chairman of the Board of Directors, Jonathan Bush, is

responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The responsibilities of our lead independent director, Ruben J. King-Shaw, Jr., are to:

•	assist the Chairman of the Board of Directors in developing agendas for Board of Directors meetings and provide input for committee agendas;

•	develop agendas and chair executive sessions of the independent directors;

•	call special meetings of the independent directors;

•	brief the Chairman of the Board of Directors and the Secretary of the Company on issues discussed during the independent directors executive sessions;

•	facilitate discussion among independent directors on key issues and concerns outside of Board of Directors meetings;

•	communicate independent directors’ concerns to the Board of Directors;

•	interview director nominee candidates and make recommendations to the nominating and corporate governance committee;

•	be available for consultation and direct communications with stockholders, regulators, and other third parties; and

•	be available for additional responsibilities from time to time as determined by the Board of Directors.

The Board of Directors believes this leadership structure — a combined Chairman of the Board of Directors and Chief Executive Officer, a lead independent director, and committees led by independent directors — is the most appropriate for the Company at this time.

Code of Ethics

We have adopted a code of ethics, which we call our Code of Conduct, that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. The current version of the Code of Conduct is available in the corporate governance section of the Company’s website at http://investors.athenahealth.com/governance.cfm/. A copy of the Code of Conduct may also be obtained, free of charge, from the Company upon a request directed to: athenahealth, Inc., 311 Arsenal St., Watertown, MA 02472, Attention: General Counsel. The Company intends to disclose any amendment or waiver of a provision of the Code of Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.athenahealth.com and/or in our public filings with the SEC.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ, and the Certificate of Incorporation and By-laws of the Company. The Company’s corporate governance guidelines are available in the corporate governance section of the Company’s website at http://investors.athenahealth.com/governance.cfm/. Although these corporate governance guidelines have been approved by the Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory, or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory, or exchange requirements are modified. In addition, the guidelines may also be amended by the Board of Directors at any time as it deems appropriate.

The Board of Directors has also adopted a written charter for each of the three standing committees of the Board of Directors: the audit committee, the compensation committee, and the nominating and corporate governance committee. Each committee charter is available in the corporate governance section of the Company’s website at http://investors.athenahealth.com/governance.cfm/.

Board’s Role in Risk Oversight

Our Board of Directors oversees the Company’s risk management process. Management is responsible for the day-to-day risk management. We conduct an annual assessment of the adequacy and effectiveness of the Company’s processes for controlling its activities and managing its risk, and categorize the relevant risks identifying contributing and mitigating factors.

While the Board of Directors oversees risk management, the Board of Directors delegates the majority of the administration of its risk oversight function to the audit committee. The annual risk assessment is presented to the audit committee, and it determines whether our processes require modification or enhancement. The chief audit officer, who reports directly to the audit committee, leads the internal audit department that helps evaluate and improve the effectiveness of risk management in conjunction with the Company’s legal department. The audit committee reviews with management significant business and financial risks and exposures and the Company’s guidelines, policies and measures for assessing and managing these risks and exposures. These risks may be reviewed at regularly scheduled meetings or at special meetings depending on the timing and magnitude of the risk. Management may consult with the audit committee or the chairman of the audit committee to discuss modifications or enhancements to the Company’s risk management processes. The Company complements the internal audit department with a strong compliance function and a compliance committee. The audit committee oversees the compliance committee, which assesses legal and regulatory risks that we face, and assists the Board of Directors in its oversight of our compliance program.

The Board of Directors monitors and manages operational and competitive risks through management updates at the regularly scheduled board meetings. Management provides periodic updates on business units and on the long-term goals and mission of the Company. The board agenda is tailored to address significant developments that may present risks, such as new government regulations.

The compensation committee reviews the Company’s compensation programs to determine whether they are appropriate, properly coordinated and achieve their intended purpose, including furthering the Company’s strategic plans and objectives. This review includes understanding the risk introduced by the compensation programs, as discussed in more detail below.

The nominating and corporate governance committee oversees the risks associated with the Company’s governance through assessing the adequacy of our code of conduct and corporate governance guidelines, and by its succession planning process.

Risks Related to Compensation Policies and Practices

Our compensation committee reviews and evaluates potential risks related to our compensation policies and practices for employees. The components of compensation are generally the same for all employees: base salary, short-term cash incentive awards, and for some employees long-term equity incentive awards. We benchmark our compensation at all levels of the Company based on external and internal market surveys. Base pay, cash incentive awards, and long-term incentive awards are targeted for above the market median for solid performers who achieve pre-defined performance objectives and at the 75th percentile or above for superior achievement in excess of these pre-defined objectives.

Base Pay is designed to provide steady income regardless of pre-defined performance metrics or our stock’s performance which allows employees to be compensated without heavy reliance on appreciation of our stock’s value or business results beyond their control.

Cash Incentive Awards are based on pre-defined performance objectives. For executives these awards are based on the scorecards discussed below, and for non-executives these awards are based on individual goals associated with their division set by each employee and the employee’s manager. The overall bonus pool is funded based on corporate scorecard results, and the funding is increased or decreased based on the Company’s performance against the corporate scorecard. Setting individual and corporate performance metrics for cash incentive awards helps align employees’ goals with our business plan. Goals and performance metrics can be adjusted annually to address areas of particular concern and risks to the Company.

Long-Term Incentive Awards align our employees’ interests with stockholders, and help attract new employees, and motivate and retain current employees for future performance. Typically long-term incentive awards vest over four years.

We structure our compensation to address Company-wide risk. This is accomplished in part by tying compensation to our scorecards and individual-specific goals. Scorecards and employee’s goals can be adjusted annually to address risks identified in the annual risk assessment. We also use a mix of different compensation elements to balance short-term versus long-term awards to align compensation with our business strategy and stockholders’ interests. In 2010, management presented potential risks and mitigating factors related to our compensation practices, which the compensation committee reviewed. We believe the combination of base pay, cash incentive awards tied to performance objectives, and long-term incentive awards with four year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on the Company.

Board and Committee Meetings

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when an important matter requires action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During fiscal 2009, the Board of Directors held 7 meetings and acted by unanimous written consent 2 times. The Board of Directors has three standing committees:

•	the audit committee, which held 9 meetings in fiscal 2009 and acted by unanimous written consent one time;

•	the compensation committee, which held 6 meetings in fiscal 2009; and

•	the nominating and corporate governance committee, which held 5 meetings in fiscal 2009.

Each of the directors of our Board of Directors, except for Mr. King-Shaw, attended at least 75% of the aggregate of all meetings of our Board of Directors and all meetings of committees of our Board of Directors upon which they served (during the periods that they served) during 2009. It is the Company’s policy that members of our Board of Directors are encouraged to attend annual meetings of the stockholders of the Company. In 2009, four directors attended our annual meeting of the stockholders. The table below shows the composition of the committees of the Board of Directors.

(1)	On April 9, 2010, Ms. Lamont informed the Company of her decision to resign from the Board of Directors, compensation committee, and nominating and corporate governance committee effective as of the end of the Annual Meeting. Ms. Lamont made her decision out of a desire to pursue other interests and not as the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

The Board of Directors held three executive sessions of the independent directors during 2009. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules. The lead director, Mr. King-Shaw, presides as chair of such executive sessions. In order that interested parties may be able to make their concerns known to the independent directors, the Company uses the method described below for such parties to communicate directly and confidentially with the lead independent director or with the independent directors as a group.

Director Communications

The Board of Directors provides to every security holder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for security holder communication. For a security holder communication directed to the Board of Directors as a whole, security holders may send such communication to the attention of the Chairman of the Board of Directors via U.S. Mail or Expedited Delivery Service to:

c/o athenahealth, Inc.
311 Arsenal St.
Watertown, MA 02472
Attn: Chairman of the Board of Directors.

For a security holder communication directed to an individual director in his or her capacity as a member of the Board of Directors, security holders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to:

c/o athenahealth, Inc.
311 Arsenal St.
Watertown, MA 02472
Attn: Ruben J. King-Shaw, Jr.

The Company will forward by U.S. Mail any such security holder communication to each director, and the Chairman of the Board of Directors in his or her capacity as a representative of the Board of Directors, to whom such security holder communication is addressed to the address specified by each such director and the Chairman of the Board of Directors, unless there are safety or security concerns that mitigate against further transmission.

Committees

Our By-laws provide that the Board of Directors may delegate responsibility to committees. During 2009, the Board had three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee.  Messrs. Hull, Kane, King-Shaw, and Winkenwerder currently serve on the audit committee. Mr. Kane is the chairman of our audit committee. The Board of Directors has also determined that each member of the audit committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Company has determined that each of the members of the audit committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Kane is an “audit committee financial expert” as defined in the Exchange Act. The audit committee’s responsibilities include:

•	overseeing our regulatory compliance programs and procedures;

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation Committee.  Messrs. Foster and Mann and Ms. Lamont currently serve on the compensation committee. Mr. Mann is the chairman of our compensation committee. The Board of Directors has determined that each member of the compensation committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards. In addition, each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under Section 16 of the Exchange Act. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	reviewing and approving the compensation of all our other officers; and

•	overseeing and administering our employment agreements, severance arrangements, compensation, welfare, benefit and pension plans, and similar plans.

The compensation committee may delegate its authority to one or more subcommittees or to one member of the compensation committee. The compensation committee has the authority to engage independent advisors to assist it in carrying out its responsibilities and the sole authority to approve any such advisor’s fees and other retention terms.

Nominating and Corporate Governance Committee.  Messrs. Foster, King-Shaw, Mann and Ms. Lamont currently serve on the nominating and corporate governance committee. Mr. Foster is the chairman of our nominating and corporate governance committee. The Board of Directors has determined that each member of the nominating and corporate governance committee is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s director independence standards. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for selecting members of the Board of Directors and its committees;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each committee of the Board of Directors;

•	developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board of Directors and its committees and management.

Minimum Qualifications.  The nominating and corporate governance committee will consider the following, and any other qualifications, skills, and attributes it deems appropriate, when recommending candidates to be nominated for election as directors and for appointment to any committee of the Board of Directors. Each nominee shall:

•	have experience at a strategic or policymaking level in a business, government, non-profit, or academic organization of high standing;

•	be highly accomplished in his or her respective field, with superior credentials and recognition;

•	exhibit high standards of integrity, commitment, and independence of thought and judgment;

•	have significant business or professional experience or demonstrated an exceptional understanding of the Company’s industry or other disciplines relevant to the business of the Company;

•	have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

•	to the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

In identifying and evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, whether, if elected, the nominee assists in achieving a mix of board members that represents a diversity of background and experience. Although we do not have a policy with regard to the consideration of diversity in identifying director nominees, a diversity of background and experience is one of the factors the nominating and corporate governance committee considers in recommending potential nominees to our Board of Directors.

In 2009, we engaged a third-party search firm to assist in identifying, screening, retaining, and successfully on-boarding new members of our Board of Directors. Our nominating and corporate governance committee provided the third-party search firm with certain capabilities and competencies that the Board of Directors seeks in potential nominees. The search firm meets with directors and senior management to refine a comprehensive search strategy and help guide the recruitment of nominees. Based on this information, the search firm prepares a list of candidates and the nominating and corporate governance works through the list, meeting with candidates, as needed, and subsequently making recommendations to the Board of Directors. Dr. Winkenwerder was originally recommended as a nominee by this third-party search firm acting on behalf of the nominating and corporate governance committee.

Director Candidate Recommendations.  Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to the Secretary of the Company at: athenahealth, Inc., 311 Arsenal St, Watertown, MA 02472. The Secretary of the Company will forward all such recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. Our policy governing director nominations is available on the corporate governance section of our website at http://investors.athenahealth.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Foster and Mann and Ms. Lamont served as members of our compensation committee. No member of the compensation committee was an employee or officer of the Company during 2009, a former officer of the Company, or had any other relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the audit committee, the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders’ best interests.

Deloitte & Touche LLP has audited our financial statements for the period from January 1, 2002, through the fiscal year ended December 31, 2009. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Deloitte & Touche LLP Fees

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Deloitte & Touche LLP and its affiliates for the fiscal years ended December 31, 2009 and 2008.

	Fiscal 2009	Fiscal 2008

Audit Fees	$1,206,645	$1,150,496
Audit-Related Fees	143,465	170,000
Tax Fees	125,100	134,435
All Other Fees	—	—

Total	$1,475,210	$1,454,931

Audit Fees.  Audit fees for both years consisted of audit work performed, as well as work generally only the independent auditor can reasonably be expected to provide.

Audit-Related Fees.  Audit-related fees consisted principally of a variety of services relating to the SAS-70 attestation.

Tax Fees.  Tax fees consisted principally of assistance with matters related to tax compliance and reporting.

All Other Fees.  There were no other fees for Fiscal 2008 or Fiscal 2009.

Pre-Approval of Audit and Non-Audit Services

The SEC’s rules permit the audit committee to pre-approve accounting services by establishing policies and procedures for audit and non-audit services, provided that the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not result in the delegation of the audit committee’s responsibilities to management. Accordingly, in July of 2007 the audit committee approved the Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Unless a type of service has been pre-approved pursuant to the Policy, it must be separately pre-approved by the audit committee before it may be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require separate pre-approval by the audit committee. The audit committee re-approved the Policy on October 27, 2009.

The Policy describes in detail the audit, audit-related, tax, and all other services that have the pre-approval of the audit committee. The Policy is designed to allow the audit committee to make a well-reasoned assessment of the impact of the services for which pre-approval is being sought on the auditor’s independence. The term of any pre-approval under the Policy is twelve months from the date of pre-approval, unless the audit committee considers a different period and specifically states otherwise. The audit committee will periodically revise the list of services pre-approved pursuant to the Policy, based on subsequent determinations. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

As provided in the SEC’s rules, the audit committee may delegate pre-approval authority to one or more of its independent members. If time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the chairperson of the audit committee has the authority to grant such pre-approval, provided that the chairperson is independent, and, in accordance with the Policy, will report such a pre-approval decision to the audit committee at the next scheduled meeting.

All Deloitte & Touche LLP services and fees in fiscal 2009 were pre-approved by the audit committee. The fees for the year-end audit were also approved by the audit committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

The Board of Directors Recommends a Vote “FOR” Ratification of the Appointment of Deloitte & Touche LLP as
our Independent Registered Public Accounting Firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to us regarding beneficial ownership of Common Stock as of April 1, 2010, for:

•	each person known by us to be the beneficial owner of more than five percent of the outstanding Common Stock;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 34,081,866 shares of Common Stock outstanding as of April 1, 2010. Options to purchase shares of Common Stock that are exercisable within 60 days of April 1, 2010, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Number of Shares	Percent of
Name and Address of Beneficial Owner(1)	Beneficially Owned	Class

Artisan Partners Holdings LP(2)	3,860,700	11.33%
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202
FMR LLC(3)	2,792,439	8.19%
82 Devonshire Street
Boston, MA 02109
Morgan Stanley(4)	2,376,098	6.97%
1585 Broadway
New York, NY 10036
Morgan Stanley Investment Management Inc.(4)	1,916,236	5.62%
522 Fifth Avenue
New York, NY 10036
BlackRock, Inc.(5)	1,703,602	5.00%
40 East 52nd Street
New York, NY 10022
Jonathan Bush(6)	879,512	2.54%
Carl B. Byers(7)	478,548	1.40%
Robert L. Cosinuke(8)	82,500	*
Robert M. Hueber(9)	143,975	*
David E. Robinson(10)	65,625	*
Richard N. Foster(11)	67,500	*
Brandon H. Hull	49,217	*
John A. Kane(12)	63,750	*
Ruben J. King-Shaw, Jr.(13)	59,000	*
Ann H. Lamont(14)	7,863	*
James L. Mann(15)	60,000	*
William Winkenwerder, Jr.(16)	3,750	*
All executive officers and directors as a group (15 persons)(17)	1,541,334	4.38%

*	Represents beneficial ownership of less than one percent of outstanding Common Stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.

(2)	Based solely on a Schedule 13G/A filed on April 9, 2010, by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (“Artisan Investments”), ZFIC, Inc. (“ZFIC”), Andrew A. Ziegler, Carlene M. Ziegler, and Artisan Funds, Inc. (Artisan Funds”) reporting the stockholders’ beneficial ownership as of March 31, 2010. Artisan Funds is an Investment Company under section 8 of the Investment Company Act; Artisan Partners and Artisan Holdings are investment advisors registered under the Investment Advisors Act of 1940; Artisan Holdings is the sole limited partner of Artisan Partners; Artisan Investments is the general partner of Artisan Partners; Artisan Corp is the general partner of Artisan Holdings; ZFIC is the sole stockholder of Artisan Corp.; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. The Schedule 13G/A reports that the shares have been acquired on behalf of discretionary clients of Artisan Partners and Artisan Holdings, including 1,984,500 shares on behalf of Artisan Funds. Persons other than Artisan Partners and Artisan Holdings are entitled to receive all dividends from, and proceeds from the sale of, those shares. The stockholders reported that they had the shared voting power over 3,681,900 shares and the shared dispositive power over all of the shares.

(3)	Based solely on a Schedule 13G/A filed on February 16, 2010, by FMR LLC and Edward C. Johnson 3d, the Chairman of FMR LLC, reporting the stockholders’ beneficial ownership as of December 31, 2009. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 2,792,409 shares of Common Stock as a result of serving as investment adviser to various investment companies that own such shares. Mr. Johnson and FMR LLC, through its control of Fidelity, each has the sole power to dispose of the shares owned by these investment companies, but do not have the sole power to vote or direct the voting of those shares, which power resides with the investment companies’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 30 shares of Common Stock as a result of serving as investment manager of institutional accounts that own such shares. Mr. Johnson and FMR LLC, through its control of PGATC, each has the sole power to dispose of the shares owned by the accounts managed by PGATC, but they have no voting power for those shares.

(4)	Based solely on a Schedule 13G filed on February 12, 2010, by Morgan Stanley and Morgan Stanley Investment Management Inc. reporting the stockholders’ beneficial ownership as of December 31, 2009. The securities reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. The entities reported the following beneficial ownership: (i) 2,376,098 shares of Common Stock beneficially owned by Morgan Stanley with the sole voting power over 2,214,392 and the sole dispositive power over all of the shares, and (ii) 1,916,236 shares of Common Stock beneficially owned by Morgan Stanley Investment Management Inc. with the sole voting power over 1,754,530 and the sole dispositive power over all of the shares.

(5)	Based solely on a Schedule 13G filed on January 29, 2010, by BlackRock, Inc. reporting the stockholder’s beneficial ownership as of December 31, 2009. The stockholder reports the beneficial ownership of 1,703,602 shares of Common Stock with the sole voting and dispositive power over all of the shares.

(6)	Includes 497,280 shares of Common Stock issuable to Mr. Bush upon exercise of stock options, 38,985 of which are subject to a pre-existing divorce settlement agreement with his former wife that covers the disposition of the options for her benefit. Excludes 224,914 shares held by a the Bush 2004 Gift Trust for the benefit of certain of Mr. Bush’s children of which Carl B. Byers and Stephanie Seldon serve as co-trustees, who together acting by unanimous consent have sole voting and dispositive power over such shares. Excludes 50,080 shares held by The Jonathan J. Bush, Jr. Grantor Retained Annuity Trust Dated July 15, 2008, the beneficiaries of which are Mr. Bush and certain of his children. Carl B. Byers serves as trustee of this trust and has sole voting and dispositive power over such shares. Excludes 2,354 shares held by the Oscar W. Bush 2007 Gift Trust, the beneficiary of which is Mr. Bush’s child. Carl B. Byers serves as trustee of this trust and has sole voting and dispositive power over such shares.

(7)	Includes 201,200 shares of Common Stock pledged to Goldman, Sachs & Co. for purposes of providing collateral or cover for margin purposes. Mr. Byers retains the right to vote the shares held in this investment account with Goldman, Sachs & Co. Includes 224,914 shares of Common Stock held by the Bush 2004 Gift Trust for the benefit of certain of Mr. Bush’s children of which Mr. Byers and Stephanie Seldon serve as co-trustees, who together acting by unanimous consent have sole voting and dispositive power over such shares. Includes 50,080 shares of Common Stock held by The Jonathan J. Bush, Jr. Grantor Retained Annuity Trust Dated July 15, 2008, the beneficiaries of which are Mr. Bush and certain of his children. Mr. Byers serves as trustee of this trust and has sole voting and dispositive power over such shares. Includes 2,354 shares of Common Stock held by the Oscar W. Bush 2007 Gift Trust, the beneficiary of which is Mr. Bush’s child. Mr. Byers serves as trustee of this trust and has sole voting and dispositive power over such shares.

(8)	Includes 82,500 shares of Common Stock issuable to Mr. Cosinuke upon exercise of stock options.

(9)	Includes 142,825 shares of Common Stock issuable to Mr. Hueber upon exercise of stock options.

(10)	Includes 65,625 shares of Common Stock issuable to Mr. Robinson upon exercise of stock options.

(11)	Includes 67,500 shares of Common Stock issuable to Mr. Foster upon exercise of stock options.

(12)	Includes 63,750 shares of Common Stock issuable to Mr. Kane upon exercise of stock options.

(13)	Includes 29,000 shares of Common Stock issuable to Mr. King-Shaw upon exercise of stock options. Includes 30,000 shares held by Mansa Equity Partners, Inc. Mr. King-Shaw, as Chief Executive Officer of Mansa Equity Partners, Inc., holds voting and dispositive power over these shares.

(14)	Includes 682 shares of Common Stock held by the Lamont Children’s 1998 Trust dated July 23, 1998, the beneficiaries of which are Ms. Lamont’s children. Edward V. O’Hanlan serves as trustee of this trust and has sole voting and dispositive power over such shares. Ms. Lamont has the shared power to vote and dispose of 7,181 shares of Common Stock with her husband Edward M. Lamont, Jr.

(15)	Includes 60,000 shares of Common Stock issuable to Mr. Mann upon exercise of stock options.

(16)	Includes 3,750 shares of Common Stock issuable to Dr. Winkenwerder upon exercise of stock options.

(17)	Includes an aggregate of 1,068,355 shares of Common Stock issuable upon exercise of stock options held by fifteen of our executive officers and directors.

COMMITTEE REPORTS

The following reports by our compensation committee and audit committee shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. Neither report shall be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that the Company specifically incorporates it by reference into such filing.

Audit Committee Report

The audit committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, including reviewing their independence; reviewing and approving the planned scope of the Company’s annual audit; reviewing and pre-approving any non-audit services that may be performed by Deloitte & Touche LLP; the oversight of the Company’s internal audit function; reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls; and reviewing the Company’s critical accounting policies and estimates and the application of U.S. generally accepted accounting principles.

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Deloitte & Touche LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s main responsibility is to monitor and oversee this process.

The audit committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009, with management. The audit committee discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee considered any fees paid to Deloitte & Touche LLP for the provision of non-audit related services and does not believe that these fees compromise Deloitte & Touche LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

THE AUDIT COMMITTEE

John A. Kane (Chair)
Brandon H. Hull
Ruben J. King-Shaw, Jr.
William Winkenwerder, Jr.

Compensation Committee Report

We, the compensation committee of the Board of Directors of athenahealth, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ending December 31, 2009.

THE COMPENSATION COMMITTEE

James L. Mann (Chair)
Richard N. Foster
Ann H. Lamont

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Our named executive officers, or NEOs, include the individuals who served as our chief executive officer and chief financial officer during the fiscal year ended December 31, 2009, as well as our three most highly compensated executive officers (other than our chief executive officer and chief financial officer) who served in such capacities as of December 31, 2009. For 2009, our NEOs were:

•	Jonathan Bush, Chief Executive Officer, President, and Chairman of the Board of Directors;

•	Carl B. Byers, Senior Vice President and Chief Financial Officer;

•	Robert L. Cosinuke, Senior Vice President and Chief Marketing Officer;

•	Robert M. Hueber, Senior Vice President, Sales; and

•	David E. Robinson, Executive Vice President and Chief Operating Officer.

Effective January 11, 2010, Mr. Byers resigned from his position as Senior Vice President and Chief Financial Officer and as an employee of the Company.

Evolution of Our Compensation Approach

The approach we have taken to executive compensation has been an adaptive process that continues to evolve with our growth. Recommendations regarding executive officer compensation, comprised of base salary, a short-term incentive plan, and a long-term incentive plan, have had increasing levels of rigor applied. Prior to our initial public offering in September 2007, such decisions had been discretionary, initially made by the Chief Executive Officer and passed along to the compensation committee for their recommendations and approval by our Board of Directors. In the past three years, we have increased the use of benchmarking and market surveys to assist with these executive compensation recommendations. Within the surveys, our executives’ jobs have been benchmarked against selected peer companies, targeting specific competitive objectives. This empirical approach enabled the base salary, total cash compensation, and long-term incentive recommendations for this year to rely less on subjective determinations by the Chief Executive Officer and more on clearly defined competitive ranges. Short-term incentives for executives (other than our Chief Executive Officer) are now awarded based on the corporate scorecard. The resulting total cash compensation (base salary plus short-term incentive award) is now measured against the total cash compensation for that particular position in the survey. In the past we used stock options solely as our long-term incentive compensation. Beginning in 2010, we decided to offer executives the choice of receiving their long-term incentive awards in the form of stock options, restricted stock units (“RSUs”), or a combination of both. We believe by giving executives the choice there will be a higher level of buy-in to the process of determining their compensation, which is designed as a recruiting and retention tool. As we have relied on stock options in the past, executives can now manage their equity portfolio through choosing to receive RSUs, continuing to receive options, or a mix. Unlike total cash compensation, however, the distribution of these long-term incentive awards is more prescriptive in nature, since the award levels are set based on each executive’s level of performance. We expect to benchmark executive compensation on an annual basis moving forward to ensure that we remain appropriately positioned in a changing marketplace.

Our Executive Compensation Philosophy and Objectives

We have designed our executive compensation program to attract, retain, and motivate highly qualified executives; provide executives with significant incentive through focus on our business strategy by maximizing revenue, managing expenses, and enabling us to produce long-term growth thereby increasing our value to stockholders; and foster a cooperative teaching and learning environment that focuses on delivering stockholder value, providing the highest level of service to our clients, and respecting our colleagues. Our business model is based on our ability to establish long-term relationships with clients and to maintain our strong mission, client focus, entrepreneurial spirit, and team orientation. We have sought to create an executive compensation package that balances short-term versus long-term components, cash versus equity elements, and fixed versus contingent payments in ways that we believe are most appropriate to motivate executives and reward them for achieving the following goals:

•	develop a culture that embodies a passion for our business, creative contribution, and a drive to achieve established goals and objectives;

•	provide leadership to the organization in such a way as to maximize the results of our business operations;

•	lead us by demonstrating forward thinking in the operation, development, and expansion of our business;

•	effectively manage organizational resources to derive the greatest value possible from each dollar invested; and

•	take strategic advantage of the market opportunity to expand and grow our business.

We believe that having a compensation program designed to align executive officers’ interests to achieve business results and to reinforce accountability is the cornerstone to successfully implementing and achieving our strategic plan. In determining the compensation of our executive officers, we are guided by the following key principles:

•	Competition. Compensation should reflect the competitive marketplace, so that we can attract, retain, and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied to financial and operational performance, so that executives are held accountable through their compensation for contributions to the performance of the Company as a whole through the performance of the businesses for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied to the executive’s performance to encourage and reflect individual contributions to our performance. We consider individual performance, as well as performance of the businesses and responsibility areas that each executive oversees, and weigh these factors as appropriate in assessing that executive’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied to our financial performance through equity awards to align executives’ interests with those of our stockholders.

Our executive compensation structure not only aims to be competitive in our industry, but also to be fair relative to the compensation paid to other professionals within our organization, our short-term and long-term performance, and the value we deliver to our stockholders. We seek to maintain a performance-oriented culture and a compensation approach that rewards our executive officers when we achieve our goals and objectives, while putting at risk an appropriate portion of their compensation against the possibility that our goals and objectives may not be achieved.

Determination of Executive Compensation Awards

Historically, compensation decisions for our executive officers were approved by our Board of Directors upon the recommendation of our compensation committee, which in turn relied upon the recommendation of our Chief Executive Officer. We have traditionally placed significant emphasis on the recommendation of our Chief Executive Officer with respect to the determination of executive compensation (other than his own), in particular with respect to the determination of base salary, cash incentives, and equity incentive awards, and typically followed such recommendations as presented by him. Currently, our compensation committee is responsible for administering our executive compensation program, although we continue to rely, in part, upon the advice and recommendations of our Chief Executive Officer, particularly with respect to those executive officers that report directly to him.

We have increasingly relied on market surveys and compensation consultant reports to assess the competitiveness of our compensation practices with comparable companies. In general, our compensation committee seeks to attract, retain and motivate superior performers, but recognizes that, in the absence of superior performance in a particular year, compensation at the outer end of industry norms may not be necessary or appropriate. Our compensation committee seeks to construct a compensation structure that is fair relative to compensation paid at similarly situated companies, but skewed slightly higher than industry norms so as to attract highly qualified personnel in a competitive employment environment.

In January 2007, our management engaged and retained Axiom Consulting Partners, a compensation consultant, to conduct an assessment of our executive compensation practices. This market survey compared the compensation paid to our executives to executives at similar management levels and functions at over fifty software, information technology services, and other technology-oriented companies that are located in metropolitan areas and have annual revenue of between approximately $100 million and $200 million. The companies included in this peer group are: Advertising.com, Inc.; Altiris, Inc.; Amadeus Americas Inc.; Aspen Technology, Inc.; Blackboard, Inc.; Calence, Inc.; CareTech Solutions, Inc.; CCC Information Services Inc.; Classmates Online, Inc.; Cobalt Group, Inc.; Datatel, Inc.; Douglas Stewart Company; Dynamics Research Corporation; Federal Reserve Information Technology; First Consulting Group, Inc.; Group 1 Software, Inc.; Harland Financial Solutions; HouseValues, Inc.; Infocrossing, Inc.; Infor Global Solutions; Intelligroup, Inc.; InterSystems Corp.; JDA software Group; Kanbay International Inc.; MapInfo Corp.; Micro Focus International, Ltd.; MicroStrategy, Inc.; MRO Software, Inc.; MSA Software Corp.; MSCI Barra; Open Solutions, Inc.; Oracle (Retek); Pegasus Solutions, Inc.; Pegasystems, Inc.; Pioneer Electronics USA, Inc.; Primavera Systems, Inc.; Quark, Inc.; RealNetworks, Inc.; RedPrairie; RWD Technologies, Inc.; SolidWorks Corp.; SPL WorldGroup; SPSS; Stellent, Inc.; Synovate; Tectura Corp.; Thomson NETg; webMethods, Inc.; Websense, Inc.; Wizards of the Coast; and Xantrex Technology, Inc.

Many executives at other companies in this peer group were facing salary reductions and the loss of bonuses in 2008, due largely to the recession and the financial strain on their employers. Because of the reduction in compensation at other companies in this peer group, our success in 2008 and our current financial condition, we felt that the use of benchmarking data from 2008 would not be appropriate in 2009. Therefore, in setting compensation for 2009, the compensation committee continued to rely on the 2007 Axiom market survey, meeting or exceeding the percentile objectives for both base salary and total cash compensation for each NEO.

In connection with compensation applicable to 2009 the compensation committee aimed to pay our NEOs at or above the market median of the Axiom market survey results for base salary compensation and at the 65th percentile for total cash compensation (i.e., base salary plus cash incentives awards) for achievement of pre-defined performance objectives. However, in order to provide additional incentive to attract, retain, and motivate superior performers, the compensation committee aimed to pay our NEOs at the 75th percentile for total cash compensation for superior achievement in excess of these pre-defined objectives. For NEOs other than our Chief Executive Officer, the pre-defined performance objectives were established in the form of corporate and/or divisional scorecards based on corporate and similar metrics, and, in the case of our Chief Executive Officer, in the form of specified financial targets (each as described in more detail below). For

2009, the compensation committee awarded compensation that met or exceeded the percentile objective with respect to base salary and total cash compensation for all of our NEOs other than Mr. Robinson.

In connection with setting 2010 compensation, in 2009 our compensation committee reviewed compensation data from a new peer group that included six companies: Cybersource Corporation; NaviSite, Inc.; NetSuite, Inc.; Omniture, Inc.; Quality Systems, Inc.; and the Ultimate Software Group, Inc. Later in 2009, our compensation committee retained Pearl Meyers & Partners, LLC (“PM&P”), a compensation consultant, to review our current peer group and recommend modifications, understand our competitive position for board compensation, and provide additional analysis, competitive data, and advice as requested. Based on the recommendation of PM&P, the compensation committee expanded our peer group to include the following health care and equipment services, software and services, and internet application software companies.

		December 2009
	12 Month Trailing	Market
	Revenue	Capitalization
Company	(In millions)	(In millions)

Advent Software, Inc.	$268	$1,046
Allscripts-Misys Healthcare Solutions, Inc.	$665	$2,936
Blackboard Inc.	$362	$1,477
Commvault Systems, Inc.	$243	$998
Constant Contact, Inc.	$118	$454
Cybersource Corporation	$251	$1,407
Eclipsys Corporation	$518	$1,055
HMS Holdings Corp.	$215	$1,282
MedAssets, Inc.	$329	$1,200
Medidata Solutions, Inc.	$134	$355
NetSuite Inc.	$165	$997
NuVasive, Inc.	$338	$1,222
Pegasystems Inc.	$250	$1,247
Phase Forward Incorporated	$205	$664
Quality Systems, Inc.	$270	$1,799
SuccessFactors, Inc.	$144	$1,186
Taleo Corporation	$196	$902
Transcend Services, Inc.	$63	$219
Tyler Technologies, Inc.	$286	$696
Ultimate Software Group, Inc.	$194	$724

PM&P conducted an assessment using the peer group above for our Chief Executive Officer’s compensation and director compensation. Other than as described above, we did not retain PM&P to perform any other services on our behalf during the fiscal year ended December 2009.

In determining compensation applicable to 2010 the compensation committee aimed to pay our NEOs at the 65th percentile of the market survey results for total cash compensation (i.e., base salary plus cash incentives awards) for achievement of pre-defined performance objectives. We used the PM&P market survey for Mr. Bush. We analyzed competitive market data and compensation paid to the initial peer group for the rest of the NEOs, whose compensation levels were set outside of our engagement of PM&P. In order to provide additional incentive to attract, retain, and motivate superior performers, the compensation committee aimed to pay our NEOs at the 75th percentile for total cash compensation for superior achievement in excess of these pre-defined objectives. For NEOs other than our Chief Executive Officer, the pre-defined performance objectives were based on the corporate scorecard metrics, and, in the case of our Chief Executive Officer, in the form of specified financial targets (each as described in more detail below).

Components of our Executive Compensation Program

Our executive compensation program currently consists of three components:

•	base salary;

•	cash incentives linked to corporate performance, paid either in quarterly installments or, in the case of our Chief Executive Officer, annually; and

•	periodic grants of long-term stock-based compensation, such as stock options and RSUs.

Our compensation philosophies with respect to each of these elements, including the basis for the compensation awarded to each of our executive officers, are discussed below. In addition, although each element of compensation described below is considered separately, the compensation committee takes into account the aggregate compensation package for each individual in its determination of each individual component of that package. The committee’s philosophy is to put significant weight on those aspects of compensation tied to performance, such as annual cash incentives based on measurable performance objectives and long-term incentives in the form of stock options, RSUs, or a combination of both.

Base Salary

The base salary of each of our NEOs is reviewed on an annual basis. With respect to each NEO, 2009 base salary was largely determined based on the goal of paying NEOs at or above the market median of the Axiom market survey results for base salary compensation. While mindful of competitive factors in determining base salary for our executive officers, our compensation philosophy places significant weight on those aspects of compensation tied to performance, such as annual cash incentives and long-term incentives in the form of stock options and RSUs, as further described below. Generally, executive officer salary adjustments are effective as of the first quarter of each year.

The base salaries in 2009 for each of the NEOs other than Mr. Robinson, met or exceeded the market median, based on the 2007 Axiom market survey for base salary compensation. With the changes to 2010 base salaries, the compensation committee approved salaries for each NEO exceeding the market median based on market survey results. The following table sets forth base salaries of our NEOs for 2009 and 2010 and the percentage increase in the salary for each NEO:

			% Increase
Executive	2009 Salary(1)	2010 Salary	(2009-2010)

Jonathan Bush	$420,000	$475,000	13.1%
Carl B. Byers(2)	270,000	—	—
Robert L. Cosinuke	257,000	262,000	1.9%
Robert M. Hueber	255,500	255,500	0.0%
David E. Robinson	250,000	250,000	0.0%

(1)	Represents base salary during 2009 on an annualized basis. Due to the Company’s payroll schedule, the amounts actually paid during 2009 varied slightly from these figures. For the amounts actually paid during 2009, please see “— Summary Compensation Table” below.

(2)	Mr. Byers resigned from his position as Senior Vice President and Chief Financial Officer and as an employee of the Company as of January 11, 2010.

Cash Incentives Awards

2009 Awards

For 2009, cash incentive awards for Messrs. Byers, Cosinuke, Hueber, and Robinson were tied to the achievement of our company goals and objectives, which are set forth in the corporate, general and administrative (“G&A”), and growth scorecards described below. In 2009, Mr. Byers’ cash incentive awards were weighted 50% on the corporate scorecard and 50% on the G&A scorecard; Messrs. Cosinuke and

Hueber’s cash incentive awards were weighted 50% on the corporate scorecard and 50% on the growth scorecard; and Mr. Robinson’s cash incentive awards were weighted 100% on the corporate scorecard. For 2009, cash incentive awards for Mr. Bush were tied to our income before taxes as described below. Cash incentive awards were paid to Messrs. Byers, Cosinuke, Hueber, and Robinson on a quarterly basis. The compensation committee set a bonus target amount for each of these executive officers that was equal to a specified percentage of their base salary, as set forth below. These percentages were based on such person’s qualitative performance appraisal rating as determined by the CEO based on performance during the prior fiscal year. The target percentage was adjustable up or down based on our performance as measured against the corporate, G&A, and growth scorecards. In 2009, the bonus percentage earned was adjusted (upward or downward, as applicable) by 2% for every 1% of variance from the applicable scorecard target. The annual performance bonus for the first three quarters was based on a year-to-date corporate, G&A, or growth scorecard value, as applicable, and the annual performance bonus for the fourth quarter was based on the annual scorecard values, as applicable, when those values are calculated.

On February 24, 2010, our compensation committee approved the 2009 cash incentive awards for all of our NEOs. These awards were based on performance against the scorecards described above, which in part are comprised of financial metrics. As in prior years, with respect to financial metrics, compensation determinations were made using unaudited financial statements as presented to the compensation committee at the meeting. Although the cash incentive awards were approved at the meeting, the compensation committee reserved its right to adjust payments pending resolution of a possible restatement of our financial statements due to an internal review of our accounting policy for the amortization period for deferred implementation revenue. On March 15, 2010, we announced that we had determined to restate certain of our historical financial statements, including our unaudited financial statements for the first three quarterly periods in the fiscal year ended December 31, 2009, in order to restate “implementation and other” revenue to reflect a longer amortization period for deferred implementation revenue. On March 30, 2010, the compensation committee affirmed the 2009 cash incentive awards. The compensation committee concluded this was appropriate based on a number of factors, in particular the fact that the financial targets included in the fiscal 2009 scorecards were based on the prior accounting policy. Accordingly, as indicated below, the financial metrics included in the scorecards are based on: (i) the previously filed financial statements for the first through third quarter payments; and (ii) the financial information provided to the compensation committee at the February 24, 2010 meeting for the fourth quarter and the fiscal year ended December 31, 2009, all of which reflect the Company’s prior accounting policy with respect to the amortization period for deferred implementation revenue and thus differ from our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2010.

Corporate Scorecard.  The 2009 corporate scorecard was comprised of nine specific stability, client performance, client satisfaction, financial, and growth metrics, as set forth below, and each metric was assigned a different percentage value of the overall scorecard value. These categories of performance metrics were designed to capture all of the important operational and financial aspects of the organization and can be broken down as follows:

•	The stability metrics comprised 10% of the overall scorecard value and consisted of employee voluntary turnover rate and employee engagement, the latter of which is included for informational purposes and not counted toward the stability metric value.

•	The client performance metrics comprised 25% of the overall scorecard value and consisted of client days-in-accounts-receivable, lost patient care revenue, and client work rate.

•	The client satisfaction metric comprised 15% of the overall scorecard value and consisted of client satisfaction rate.

•	The financial metrics comprised 25% of the overall scorecard value and consisted of revenue and operating income.

•	The growth metric comprised 25% of the overall scorecard value and consisted of estimated one-year value of new bookings and bookings from the client operations team.

For the 2009 corporate scorecard, as of the end of the fourth quarter, the weighted stability metric was 144.7% of target, the client performance metrics were 100.5% of target, the client satisfaction metric was 97.8% of target, the financial metrics were 104.2% of target, and the growth metric was 101.2% of target. Overall, the 2009 corporate scorecard was 105.6% of target.

Our corporate scorecard for 2009 contained two financial metrics: total revenue and operating income. Our 2009 total revenue and operating income targets and results are summarized below.

	Q1	Q1	Q2	Q2	Q3	Q3	Q4	Q4	Annual	Annual
Metric	Target	Score	Target	Score	Target	Score	Target	Score	Target	Score
Total revenue*	$42.2 million	99.8%	$45.0 million	103.9%	$50.2 million	96.9%	$54.9 million	100.3%	$192.3 million	100.2%
Operating income*	$5.2 million	108.9%	$5.0 million	140.9%	$8.2 million	89.2%	$12.0 million	103.9%	$30.5 million	107.0%

*	Total revenue and Operating income are based on the Company’s previously filed quarterly financial statements for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009 and on the unaudited financial statements for the fourth quarter and fiscal year ended December 31, 2009, as presented to the compensation committee on February 24, 2010. As a result, these amounts differ from our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2010.

The above-referenced performance targets should not be interpreted as a prediction of how we will perform in future periods. As described above, the purpose of these targets was to establish a method for determining the payment of cash based incentive compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.

Since the components of the corporate scorecard, other than the financial metrics that are discussed above, contain highly sensitive data such as service operation results and targeted bookings, we do not disclose all of our specific performance measures and targets, because we believe that such disclosure would result in serious competitive harm. The targeted bookings growth metric is also included in the growth scorecard, discussed below. We set the targets for the bookings metric at a high level because we are a growth-oriented company and rely on bookings to help drive our growth. Additionally, the value associated at the time of booking was an estimate of the revenue that we expected to receive from new clients which, in turn, was based on an estimate of what the clients’ total collections would be for new clients using our services. The number was an estimate based on an estimate, which means it was inherently volatile and cannot be used to predict actual revenue. We believe the targets within each of the scorecards were designed to be challenging but attainable if we had what we considered to be a successful year. We have used similarly devised targets in the corporate scorecard for the past three years and the results against those applicable targets was 99.1% for the year 2007, 106.0% for the year 2008, and 105.6% for the year 2009. The elements included in the corporate scorecard have changed over time as we gain experience using them, and are likely to be adjusted in the future as well.

Growth Scorecard.  The 2009 growth scorecard was comprised of nine specific stability, operations, client satisfaction, and financial metrics, as set forth below, with each metric assigned a different percentage value of the overall scorecard value in similar fashion to the corporate scorecard discussed above. These categories of performance metrics were designed to capture all of the important growth aspects of the organization and can be broken down as follows:

•	The stability metrics comprised 15% of the overall scorecard value and consisted of employee voluntary turnover rate in the growth division and employee engagement in the growth division, the latter of which is included for informational purposes and not counted toward the stability metric value.

•	The operations metrics comprised 25% of the overall scorecard value and consisted of new meetings for small and group practices, new proposals for small and group practices, and quarterly forecast accuracy.

•	The client satisfaction metrics comprised 15% of the overall scorecard value and consisted of client satisfaction and new client satisfaction.

•	The financial metrics comprised 45% of the overall scorecard value and consisted of estimated one-year value of new bookings and costs of bookings.

For the 2009 growth scorecard, as of the end of the fourth quarter, the weighted stability metrics was 164.4% of target, the operations metrics were 91.9% of target, the client satisfaction metrics were 93.4% of target, and the financial metrics were 100.5% of target. Overall, the 2009 growth scorecard was 106.9% of target.

Since the components of the growth scorecard contain highly sensitive data, such as sales results and targeted bookings, we do not disclose the specific performance measures and targets because we believe that such disclosure would result in serious competitive harm. We believe that the targets within each of the scorecards were designed to be challenging but attainable if we had what we considered to be a successful year. We have used similarly devised targets in the growth scorecard for the past three years and the results against those applicable targets was 99.4% for the year 2007, 114.5% for the year 2008, and 106.9% for the year 2009. The elements included in the growth scorecard have changed over time as we gain experience using them, and are likely to be adjusted in the future as well.

G&A Scorecard.  The 2009 G&A scorecard was comprised of nine specific stability, operations, employee satisfaction, and financial metrics, as set forth below, with each metric assigned a different percentage value of the overall scorecard in similar fashion to the corporate and growth scorecards discussed above. These categories of performance metrics were designed to capture all of the important G&A aspects of the organization and can be broken down as follows:

•	The stability metrics comprised 10% of the overall scorecard value and consisted of employee voluntary turnover rate in the G&A division and employee engagement in the G&A division, the latter of which is included for informational purposes and not counted toward the stability metric value.

•	The operations metrics comprised 35% of the overall scorecard value and consisted of budget vs. actual headcount, workdays to close the books, workdays to deliver key reporting, and sales contracts requiring legal intervention.

•	The employee satisfaction metrics comprised 35% of the overall scorecard value and consisted of corporate employee engagement (excluding the G&A division) and the corporate systems survey.

•	The financial metric comprised 20% of the overall scorecard value and consisted of G&A expense as a percentage of revenue.

For the 2009 G&A scorecard, as of the end of the fourth quarter, the weighted stability metric was 164.0% of target, the operations metrics were 115.8% of target, the employee satisfaction metrics were 104.8% of target, and the financial metric was 100.9% of target. Overall, the 2009 G&A scorecard was 113.8% of target.

Our G&A scorecard for 2009 contained a financial metric for general and administrative expenses as a percentage of revenue. Our 2009 general and administrative expenses as a percentage of revenue targets and results are summarized below.

	Q1	Q1	Q2	Q2	Q3	Q3	Q4	Q4	Annual	Annual
Metric	Target	Score	Target	Score	Target	Score	Target	Score	Target	Score
G&A as a percentage of Revenue*	9.5%	102.3%	10.6%	101.1%	9.9%	98.7%	9.0%	101.7%	9.8%	100.9%

*	G&A as a percentage of Revenue is based on the Company’s previously filed quarterly financial statements for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009 and on the unaudited financial statements for the fourth quarter and fiscal year ended December 31, 2009, as presented to the compensation committee on February 24, 2010. As a result, these amounts differ from our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2010.

Since the components of the G&A scorecard, other than the financial metric that is discussed above, contain highly sensitive data such as service operation results, we do not disclose all of our specific performance measures and targets, because we believe that such disclosure would result in serious competitive harm. Additionally the sales contracts requiring legal intervention metric and corresponding targets do not provide investors with material information that is necessary for understanding the G&A scorecard or our compensation policies for NEOs. We believe the targets within each of the scorecards were designed to be challenging but attainable if we had what we considered to be a successful year. The elements included in the G&A scorecard are expected to change over time as we gain experience using them, and are likely to be adjusted in the future.

As described above, in 2009 the bonus percentage earned was adjusted by 2% for every 1% of variance from the applicable scorecard target. For NEOs with cash incentive compensation tied to the corporate scorecard and a divisional scorecard, each weighted at 50%, the bonus percentage earned was adjusted 2% for every 1% of variance from the weighted average of the corporate and applicable divisional scorecard. Since the corporate scorecard was 5.6% above target and the G&A scorecard was 13.8% above target, the target bonus percentage for Mr. Byers was increased by 19.4%. Since the corporate scorecard was 5.6% above target and the growth scorecard was 6.9% above target, the target bonus percentage for Messrs. Cosinuke and Hueber was increased by 12.5%. Since the corporate scorecard was 5.6% above target, the target bonus percentage for Mr. Robinson increased by 11.2%. The following table contains the original and adjusted 2009 bonus target percentages for each of the following NEOs based on the amounts attributable to the corporate scorecard, growth scorecard, and G&A scorecard, as applicable:

	Bonus% at				Bonus%
	100%				Adjusted
	Achievement	Corporate	Divisional		for Actual
	of Applicable	Scorecard	Scorecard	Extra	Scorecard
Executive	Scorecard(s)	Results	Results	Bonus%	Results

Carl B. Byers	60.0%	105.6%	113.8%	19.4%	79.4%
Robert L. Cosinuke	60.0%	105.6%	106.9%	12.5%	72.5%
Robert M. Hueber	70.0%	105.6%	106.9%	12.5%	82.5%
David E. Robinson	70.0%	105.6%	N/A	11.2%	81.2%

Income Before Taxes Scorecard.  Our Chief Executive Officer’s 2009 bonus was based primarily on the net income of the Company for 2009, excluding taxes, expenses associates with stock option accounting, and any expenses associated with accounting for the interest rate swap (“Income Before Taxes”). This goal was based on the compensation committee’s interest in linking Mr. Bush’s annual cash incentive compensation directly to our profitability. Based on the Income Before Taxes achievement of $32 million in 2009, the compensation committee approved Mr. Bush’s bonus of $241,924. The net income of the Company was determined based on the unaudited financial statements for the fiscal year ended December 31, 2009, as presented to the compensation committee on February 24, 2010. As a result, these amounts differ from our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2010.

2010 Target Awards

Corporate Scorecard.  In 2010, it is expected that Messrs. Cosinuke, Hueber, and Robinson will receive cash incentive awards based on the 2010 corporate scorecard only. The compensation committee approved this scorecard on March 30, 2010. For 2010 our corporate scorecard is comprised of ten specific stability, client performance, client satisfaction, financial, and growth metrics, which are consistent with the metrics used in prior periods to measure executive performance.

For fiscal 2010, bonus target amounts are as follows:

	Bonus% at
	100%
	Achievement of	Bonus
	Corporate	Amount
	Scorecard	at Target
Executive	Goals	Achievement

Robert L. Cosinuke	60.0%	$157,200
Robert M. Hueber	60.0%	$153,300
David E. Robinson	70.0%	$175,000

CEO Scorecard.  In 2010, it is expected that Mr. Bush’s will receive a cash incentive award based on the Company’s net income before taxes for 2010, excluding expenses associated with stock option accounting and any expenses associated with accounting for the interest rate swap. The compensation committee approved this scorecard in April 2010. If Mr. Bush were to receive a bonus at the high end of the expected range, his total cash compensation would be above the 75th percentile of the PM&P market survey. The compensation committee reserves the right to revise the CEO scorecard at any time as a result of its determination that a significant change in circumstances or an extraordinary event has occurred that was not anticipated at adoption.

Long-Term Stock-Based Compensation

Our long-term compensation program has historically consisted solely of stock options. In February 2010, the compensation committee reviewed the practice of using stock options as the sole form of long-term incentive compensation, in light our overall business strategy, existing market-competitive best practices, and other factors, and decided to give executives the option of choosing stock options, RSUs, or a combination of both. This design gives executives a stake in the process of determining their long-term incentive compensation, and provides them with incentive to execute their responsibilities in such a way as to generate long-term benefit to us and our stockholders. Giving executives the choice of different forms of equity awards is intended as a recruitment and retention tool to attract, retain, and motivate highly qualified executives. Our compensation committee wanted executives to have the option of evaluating their overall risk tolerance based on their own financial portfolio. Through possession of stock options and RSUs, our executives participate in the long-term results of their efforts, whether by appreciation of our company’s value or the impact of business setbacks, either company-specific or industry-based. Additionally, stock options and RSUs provide a means of promoting the retention of our executive officers, in that they are in almost all cases subject to vesting over an extended period of time. Stock options and RSUs provide executives with a significant and long-term interest in our success. By only rewarding the creation of stockholder value, we believe that stock options and RSUs provide our NEOs with an effective risk and reward profile. Stock options and RSUs are granted periodically and are subject to vesting based on the executive’s continued employment.

Historically we granted our executive officers a combination of incentive stock options that vest over a period of time and non-qualified stock options that are immediately exercisable but the shares issued upon the exercise of which are subject to vesting. Incentive stock options were the primary type of stock options granted to our executive officers early in the company’s development. Starting in 2000, we granted non-qualified stock options that were immediately exercisable, because this approach enabled exercise prior to vesting, which provided certain advantages with regard to achieving stock ownership sooner and at a time when the fair value of stock was lower. Most options vest evenly over four years.

Prior to our initial public offering in September 2007, the exercise price of options was determined by our Board of Directors, with input from management, after taking into account a variety of factors, including the nature and history of our business and our significant accomplishments and future prospects.

For 2009 long-term stock based compensation, we reviewed types of long term incentives and proposed appropriate changes that aligned with our business goals and supported retention and attraction of key talent. Given our stock’s appreciation in value since our initial public offering, competitive practices, and the current number of unvested options remaining for each of our NEOs, our compensation committee wanted to provide our NEOs with the choice to receive stock options, RSUs, or a mix. Based on the financial characteristics of RSUs, which do not require that the recipient purchase the shares as would a stock option and therefore return some value to the recipient if our stock price falls below the price at which such shares were awarded, the compensation committee decided that if a NEO elects to receive RSUs, the number of shares covered by the RSU portion of the long-term incentive award is reduced by 60% of the number of shares that would be covered by that portion if it consisted of stock options. For example, if a NEO was awarded 1,000 long-term incentive awards for their performance in 2009, they could choose to receive 400 RSUs instead. Typically stock options and RSUs vest evenly over four years.

The number of long-term incentive awards granted to our NEOs is determined by the compensation committee in its discretion. Grants have not been formula-based, but instead have historically been granted taking into account a mixture of the following qualitative factors: the executive’s level of responsibility; the competitive market for the executive’s position; the executive’s potential contribution to our growth; and the subjective assessment of the professional effectiveness and capabilities of the executive as determined by our Chief Executive Officer for our NEOs other than our Chief Executive Officer and by our compensation committee for our Chief Executive Officer. Although the specific number of long-term incentive awards is not attributable to any specific factor, we have placed the most emphasis in determining the number of awards on trends in the competitive market for the executive’s position and the executive’s potential contribution to our success.

Additionally, larger awards have typically been made to the NEOs that have areas of responsibility and function that are more likely to build long-term stockholder value as determined by how directly linked their areas of responsibility and function are to the growth of the Company. Relative to other NEOs, larger awards are typically made to Mr. Bush in light of his responsibility and function.

On February 24, 2009, our compensation committee approved the following stock option awards. The compensation committee approved awards for Messrs. Byers, Cosinuke, and Hueber as part of the annual performance review, taking into account the recommendations of our Chief Executive Officer, which were based upon his subjective assessment of the professional effectiveness and capabilities of these executives, the nature and scope of their areas of responsibility, and the number of unvested options remaining to each individual. The compensation committee approved Mr. Bush’s award based upon the compensation committee’s subjective assessment of his performance in 2008. The compensation committee approved Mr. Robinson’s award in connection with his hiring, taking into account the recommendation of our Chief Executive Officer, which was based on his subjective assessment that such an award was necessary to remain competitive with other prospective employers. All of the awards were granted as of March 2, 2009, with an exercise price per share equal to the closing market price per share of Common Stock on the NASDAQ Global Select Market on that date.

		Number of
	Number of Incentive	Non-Qualified
Executive	Stock Options	Stock Options	Exercise Price ($/Sh)

Jonathan Bush	15,580	44,420	25.67
Carl B. Byers	15,580	14,420	25.67
Robert L. Cosinuke	15,580	14,420	25.67
Robert M. Hueber	15,580	24,420	25.67
David E. Robinson	0	210,000	25.67

On March 30, 2010, our compensation committee approved the following long-term incentive awards. The compensation committee approved awards for Messrs. Cosinuke, Hueber, and Robinson as part of the annual performance review, taking into account the recommendations of our Chief Executive Officer, which were based upon his subjective assessment of the professional effectiveness and capabilities of these executives, the nature and scope of their areas of responsibility, and the number of unvested options remaining to each individual. The compensation committee approved Mr. Bush’s award based upon the compensation committee’s subjective assessment of his performance in 2009. All of the awards were granted as of April 1,

2010. The stock options have an exercise price per share equal to the closing market price per share of Common Stock on the NASDAQ Global Select Market on April 1, 2010, of $36.78.

	Number of
	Non-Qualified
Executive	Stock Options	Number of RSUs

Jonathan Bush	154,000	0
Robert L. Cosinuke	6,250	7,500
Robert M. Hueber	0	10,000
David E. Robinson	25,000	0

We have granted stock options as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), subject to the volume limitations contained in the Internal Revenue Code, and we may, in the future, grant non-qualified stock options. Generally, for stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair value of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, we do not receive a tax deduction, and the holder of the stock option may receive more favorable tax treatment than he or she would receive for a non-qualified stock option. We may choose to grant incentive stock options in order to provide these potential tax benefits to our executives and because of the limited expected benefits to our company of the potential tax deductions as a result of our historical net losses.

Timing of Equity Grants

Our equity award grant policy formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants must be approved by our compensation committee or Chief Executive Officer. All stock options will be awarded at fair value and calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards will only be granted on the first business day of any month, as follows:

•	grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and

•	grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis.

In April 2010, our compensation committee delegated authority to our Chief Executive Officer to make equity grants of (i) stock options exercisable for up to 50,000 shares, (ii) RSUs exercisable for up to 20,000 shares, or (iii) a combination of stock options and RSUs exercisable for up to 50,000 shares (for purposes of calculating the number of RSUs permitted in connection with any such combination, each RSU is deemed to be the equivalent of 2.5 stock options), to employees but not to non-employees or Section 16 officers. All grants of equity to Section 16 officers or non-employees or grants of 50,000 stock options or 20,000 RSUs or more require approval of the compensation committee.

Benefits

We provide the following benefits to our executive officers on the same basis as the benefits provided to all employees:

•	health, dental, and vision insurance;

•	life insurance;

•	short- and long-term disability;

•	401(k) plan; and

•	an employee stock purchase plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Starting July 1, 2007, we provide a qualified matching contribution to each employee, including our executive officers, who participate in our 401(k) plan. This matching policy provides a match of one-third of contributions up to 6% of eligible compensation.

Employment Agreements

Jonathan Bush.  We are party to an employment agreement with Jonathan Bush for the position of Chief Executive Officer. The agreement provides for at-will employment and a base annual salary subject to annual review. Mr. Bush currently receives a base salary of $475,000. Mr. Bush is eligible to participate in our employee benefit plans, to the extent that he is eligible for those plans, on the same terms as other similarly situated executive officers of the Company. He is also eligible for a bonus as described above.

Carl B. Byers.  We were party to an employment agreement with Carl B. Byers for the position of Chief Financial Officer. The agreement provided for at-will employment and for a base annual salary subject to annual review. Mr. Byers’ base salary in 2009 was $270,000. Mr. Byers resigned from his position as Chief Financial Officer and as an employee of the Company as of January 11, 2010.

Robert L. Cosinuke.  We are party to an employment agreement with Robert L. Cosinuke for the position of Chief Marketing Officer. The agreement provides for at-will employment and for a base annual salary subject to annual review. Mr. Cosinuke currently receives a base salary of $262,000. Mr. Cosinuke is eligible to participate in our employee benefit plans, to the extent that he is eligible for those plans, on the same terms as other similarly situated executive officers of the Company and is eligible for a bonus as described above.

Robert M. Hueber.  We are party to an employment agreement with Robert M. Hueber for the position of SVP, Sales. The agreement provides for at-will employment and for a base annual salary subject to annual review. Mr. Hueber currently receives a base salary of $255,500. Mr. Hueber is eligible to participate in our employee benefit plans, to the extent that he is eligible for those plans, on the same terms as other similarly situated executive officers of the Company and is eligible for a bonus as described above. The agreement provides for a severance equal to the severance amount paid to other senior management upon termination. See “— Potential Payments Upon Termination or Change-in-Control” below for additional information about the terms of Mr. Hueber’s amended employment agreement.

David E. Robinson.  We are party to an employment agreement with David E. Robinson for the position of Chief Operating Officer. The agreement provides for at-will employment, with a base salary subject to annual review and a one-time grant of an option to purchase 210,000 shares of Common Stock. Mr. Robinson began his employment with the Company on February 24, 2009, with a base salary of $250,000, and is eligible for a bonus as described above. If Mr. Robinson’s employment is terminated in the first year, the Company is obligated to pay any unpaid portion of his housing allowance, which is for expenses actually incurred, up to $84,000 per year. If we terminate Mr. Robinson’s employment during his first year with the Company for any reason other than cause, then we shall pay him any unpaid portion of his housing allowance within thirty days following his termination. See “— Potential Payments Upon Termination or Change-in-Control” below for additional information about the terms of Mr. Robinson’s employment agreement.

Equity Benefit Plans

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans in effect as of December 31, 2009. Each of our equity compensation plans is an “employee benefit plan” as defined by Rule 405 of Regulation C of the Securities Act.

Number of Securities
	Number of Securities			Remaining Available
	to be Issued		Weighted-Average	for Future Issuance
	Upon Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	3,464,840	(1)	$21.44	1,151,635	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	3,464,840		$21.44	1,151,635

(1)	This amount includes 2,230,862 shares issuable upon the exercise of outstanding stock options granted under the 2007 Stock Option and Incentive Plan and 1,233,978 shares issuable upon the exercise of outstanding stock options granted under the 2000 Stock Option and Incentive Plan.

(2)	This amount includes 699,027 shares available for issuance pursuant to equity awards that could be granted in the future under the 2007 Stock Option and Incentive Plan and 452,608 shares available for issuance pursuant to equity awards that could be granted in the future under the 2007 Employee Stock Purchase Plan.

Summary Compensation

The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities to the individuals who served as the Company’s chief executive officer and chief financial officer during the fiscal year ended December 31, 2009, and the other three most highly compensated persons serving as executive officers as of December 31, 2009.

Summary Compensation Table(1)

						Non-Equity
					Option	Incentive Plan	All Other
					Awards	Compensation	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		($)(2)	($)(3)	($)		Total($)
(a)	(b)	(c)	(d)		(f)	(g)	(i)		(j)

Jonathan Bush	2009	419,452	—		761,004	241,924	4,202	(4)	1,426,582
Chief Executive Officer,	2008	398,077	—		842,129	358,693	—		1,598,899
President, and Chairman of	2007	348,077	100,000	(5)	223,425	235,000	—		906,502
the Board
Carl B. Byers	2009	269,452	—		380,502	214,380	4,160	(4)	868,494
Senior Vice President and	2008	249,855	—		782,919	180,000	3,916	(6)	1,216,690
Chief Financial Officer	2007	238,702	—		49,650	104,180	554	(7)	393,086
Robert L. Cosinuke(8)	2009	256,952	—		380,502	186,325	385	(4)	824,164
Senior Vice President,	2008	250,240	—		2,807,220	222,500	1,069	(6)	3,281,029
Chief Marketing Officer
Robert M. Hueber(8)	2009	255,510	72,000	(9)	507,336	138,788	5,499	(4)	979,133
Senior Vice President, Sales	2008	250,000	72,000	(10)	347,964	186,500	5,166	(6)	861,630
David E. Robinson(8)	2009	205,954	—		2,663,514	203,000	64,465	(4)	3,136,933
Executive Vice President and
Chief Operating Officer

(1)	Columns disclosing compensation under the headings “Stock Awards” and “Change In Pension Value And Nonqualified Deferred Compensation Earnings” are not included because no compensation in these categories was awarded to, earned by, or paid to our NEOs in 2009, 2008, or 2007. The compensation in this table also does not include certain perquisites and other personal benefits received by the NEOs that did not exceed $10,000 in the aggregate during 2009, 2008, or 2007.

(2)	The valuation of option awards are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in the Section entitled “Critical Accounting Policies” under Item 7 and Note 16 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Amounts shown in this column for 2009 represent annual and quarterly cash incentive awards, as applicable, earned during the fiscal year ended December 31, 2009, and paid in part in 2009 and part in 2010. Amounts shown in this column for 2008 represent annual and quarterly cash incentive awards, as applicable, earned during the fiscal year ended December 31, 2008, and paid in part in 2008 and in part in 2009. Amounts shown in this column for 2007 represent annual and quarterly cash incentive awards, as applicable, earned during the fiscal year ended December 31, 2007, and paid in part in 2007 and in part in 2008 and includes performance based incentive awards paid pursuant to employment agreements in the cases of Messrs. Bush and Byers.

(4)	The following table sets forth all other compensation amounts for 2009 by type:

	Matching 401(k)	Housing	Total All Other
	Contributions	Allowance	Compensation
Executive	($)	($)(a)	($)

Jonathan Bush	4,202	—	4,202
Carl B. Byers	4,160	—	4,160
Robert L. Cosinuke	385	—	385
Robert M. Hueber	5,499	—	5,499
David E. Robinson	3,215	61,250	64,465

(a)	Represents Mr. Robinson’s housing allowance paid in 2009.

(5)	Represents an annual cash bonus award earned during the fiscal year ended December 31, 2007, and paid in 2008.

(6)	The following table sets forth all other compensation amounts for 2008 by type:

	Matching 401(k)	Total All Other
	Contributions	Compensation
Executive	($)	($)

Carl B. Byers	3,916	3,916
Robert L. Cosinuke	1,069	1,069
Robert M. Hueber	5,166	5,166

(7)	The amount shown for 2007 represents matching contributions under a 401(k) compensation plan in the aggregate amount of $554.

(8)	Messrs. Cosinuke and Hueber were not named executive officers in fiscal year 2007 and Mr. Robinson was not a named executive officer in fiscal years 2007 and 2008, and therefore no information is presented for these years.

(9)	Represents monthly cash bonus awards earned as a draw during the fiscal year ended December 31, 2009, and paid in part in 2009 and in part in 2010.

(10)	Represents monthly cash bonus awards earned as a draw during the fiscal year ended December 31, 2008, and paid in part in 2008 and in part in 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards granted to the NEOs during the fiscal year ended December 31, 2009.

Grants of Plan-Based Awards — 2009(1)

						All Other
						Option
						Awards:	Exercise
			Estimated Possible Payouts			Number of	or Base	Grant Date
		Compensation	Under Non-Equity			Securities	Price of	Fair Value of
		Committee	Incentive Plan Awards(2)			Underlying	Option	Stock and
	Grant	Action	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	Date	($)(3)	($)	($)(3)	(#)(4)	($/Sh)	Awards($)(5)
(a)	(b)		(c)	(d)	(e)	(j)	(k)	(l)

Jonathan Bush	3/2/2009	2/24/2009				15,580	25.67	197,607
	3/2/2009	2/24/2009				44,420	25.67	563,397
			86,000	—	420,000
Carl B. Byers	3/2/2009	2/24/2009				15,580	25.67	197,607
	3/2/2009	2/24/2009				14,420	25.67	182,895
			—	40,500	—
			—	40,500	—
			—	40,500	—
			—	40,500	—
Robert L. Cosinuke	3/2/2009	2/24/2009				15,580	25.67	197,607
	3/2/2009	2/24/2009				14,420	25.67	182,895
			—	38,550	—
			—	38,550	—
			—	38,550	—
			—	38,550	—
Robert M. Hueber	3/2/2009	2/24/2009				15,580	25.67	197,607
	3/2/2009	2/24/2009				24,420	25.67	309,729
			—	44,713	—
			—	44,713	—
			—	44,713	—
			—	44,713	—
David E. Robinson	3/2/2009	2/24/2009				210,000	25.67	2,663,514
			—	43,750	—
			—	43,750	—
			—	43,750	—
			—	43,750	—

(1)	Columns disclosing grants of plan-based awards under the heading “All Other Stock Awards: Number of Shares of Stock or Units” and “Estimated Future Payouts Under Equity Incentive Plan Awards” are not included in this table because no plan-based grants in this category were granted to our NEOs in 2009.

(2)	Represents cash incentive awards for 2009 that are paid quarterly or annually, as applicable. The awards are described in more detail above in the section entitled “Cash Incentives Awards — 2009 Awards.”

(3)	There are no thresholds or maximums for our Estimated Possible Payouts Under Non-Equity Incentive Plan Awards, with the exception of the award for Mr. Bush, who has a threshold and maximum based on Income Before Taxes, which is described in detail above in the section entitled “Cash Incentives — 2009 Awards.”

(4)	Represents equity incentive awards granted in 2009. The awards are described in more detail above in the section entitled “Long-Term Stock-based Compensation.”

(5)	The valuation of option awards are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in the Section entitled “Critical Accounting Policies” under Item 7 and Note 16 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Outstanding Equity Awards

The following table sets forth certain information concerning unexercised options and equity incentive plan awards for each NEO outstanding as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End — 2009(1)

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options		Options		Option	Option
	(#)		(#)		Exercise	Expiration
Name	Exercisable		Unexercisable		Price($)	Date
(a)	(b)		(c)		(e)	(f)

Jonathan Bush	22,276	(2)	—		0.62	8/1/2013
	57,753	(3)	—		0.62	2/6/2014
	7,000	(4)	—		3.50	4/27/2015
	199,876	(5)	—		3.50	4/27/2015
	45,625	(6)	—		6.16	7/27/2016
	45,000	(7)	—		7.39	3/15/2017
	12,375	(8)	37,125	(8)	32.72	3/3/2018
	120,000	(9)	—		32.72	3/3/2018
	—		60,000	(10)	25.67	3/2/2019
Carl B. Byers	1,250	(11)	—		5.26	2/28/2016
	5,000	(12)	—		7.39	3/15/2017
	11,250	(13)	33,750	(13)	33.24	2/1/2018
	30,000	(14)	—		32.72	3/3/2018
	—		30,000	(15)	25.67	3/2/2019
Robert L. Cosinuke	75,000	(16)	75,000	(16)	35.26	1/2/2018
	—		30,000	(17)	25.67	3/2/2019
Robert M. Hueber	40,325	(18)	—		0.62	9/11/2012
	10,000	(19)	—		0.62	4/16/2013
	10,000	(20)	—		0.62	2/6/2014
	10,000	(21)	—		2.93	1/26/2015
	25,000	(22)	—		2.93	1/26/2015
	20,000	(23)	—		2.93	1/26/2015
	5,000	(24)	—		3.50	4/27/2015
	20,000	(25)	—		4.51	10/19/2015
	5,000	(26)	—		5.26	2/28/2016
	7,500	(27)	—		7.39	3/15/2017
	5,000	(28)	15,000	(28)	33.24	2/1/2018
	—		40,000	(29)	25.67	3/2/2019
David E. Robinson	39,375	(30)	170,625	(30)	25.67	3/2/2019

(1)	Columns disclosing outstanding equity awards at fiscal year-end under the headings “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options,” “Number of Shares or Units of Stock That Have Not Vested,” “Market Value of Shares or Units of Stock That Have Not Vested,” “Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested,” and “Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” are not included in this table because no equity awards were outstanding in these categories for the fiscal year ending 2009.

(2)	100% of this non-qualified stock option vested as of July 1, 2007.

(3)	100% of this non-qualified stock option vested as of February 1, 2008.

(4)	100% of this non-qualified stock option vested as of January 9, 2009.

(5)	100% of this non-qualified stock option vested as of April 27, 2009.

(6)	100% of this non-qualified stock option was exercisable on July 27, 2006, and 25% of the award vested as of July 27, 2007, with the remainder vesting annually at the rate of 25% per year.

(7)	100% of this non-qualified stock option was exercisable on March 15, 2007, and 25% of the award vested as of January 1, 2008, with the remainder vesting annually at the rate of 25% per year.

(8)	25% of this non-qualified stock option vested on January 7, 2009, with the remainder vesting annually at the rate of 25% per year.

(9)	100% of this non-qualified stock option was exercisable and vested as of March 3, 2008.

(10)	25% of these stock options vested on January 5, 2010, with the remainder vesting annually at the rate of 25% per year.

(11)	100% of this non-qualified stock option was exercisable on February 28, 2006, and 100% vested as of January 9, 2010.

(12)	100% of this non-qualified stock option was exercisable on March 15, 2007, and 25% of the award vested as of January 1, 2008, with the remainder vesting annually at a rate of 25% per year.

(13)	25% of this non-qualified stock option vested on January 7, 2009, with the remainder vesting annually at the rate of 25% per year.

(14)	100% of this non-qualified stock option was exercisable and vested as of March 3, 2008.

(15)	25% of these stock options vested on January 5, 2010, with the remainder vesting annually at the rate of 25% per year.

(16)	25% of this non-qualified stock option vested on December 3, 2008, with the remainder vesting annually at the rate of 25% per year.

(17)	25% of these stock options vested on January 5, 2010, with the remainder vesting annually at the rate of 25% per year.

(18)	100% of this non-qualified stock option vested as of October 7, 2006.

(19)	100% of this non-qualified stock option vested as of April 30, 2007.

(20)	100% of this non-qualified stock option vested as of February 1, 2008.

(21)	100% of this non-qualified stock option vested as of April 30, 2008.

(22)	100% of this non-qualified stock option vested as of July 31, 2008.

(23)	100% of this non-qualified stock option vested as of September 1, 2008.

(24)	100% of this non-qualified stock option vested as of January 9, 2009.

(25)	100% of this non-qualified stock option vested as of October 19, 2009.

(26)	100% of this non-qualified stock option was exercisable on February 28, 2006, and 25% of the award vested as of January 9, 2007, with the remainder vesting annually at the rate of 25% per year.

(27)	100% of this non-qualified stock option was exercisable on March 15, 2007, and 25% of the award vested as of January 1, 2008, with the remainder vesting annually at the rate of 25% per year.

(28)	25% of this non-qualified stock option vested on January 7, 2009, with the remainder vesting annually at the rate of 25% per year.

(29)	25% of these stock options vested on January 5, 2010, with the remainder vesting annually at the rate of 25% per year.

(30)	6.25% of this non-qualified stock option vested on May 24, 2009, with the remainder vesting quarterly at the rate of 6.25% per quarter.

Option Exercises and Stock Vested

The following table provides information regarding the amounts received by our NEOs upon the exercise of stock options during the fiscal year ended December 31, 2009.

Option Exercises and Stock Vested — 2009(1)

Option Awards
	Number of	Value
	Shares	Realized on
	Acquired on	Exercise
Name	Exercise (#)	($)(2)
(a)	(b)	(c)

Jonathan Bush	110,000	4,234,100
Carl B. Byers	13,750	471,563
Robert L. Cosinuke	—	—
Robert M. Hueber	79,000	3,025,360
David E. Robinson	—	—

(1)	Columns disclosing stock awards under the heading “Number of Shares Acquired on Vesting” and “Value Realized on Vesting” are not included in this table because none of our NEOs hold stock awards that vested during 2009.

(2)	Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of shares for which options are being exercised.

Pension Benefits

None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us at December 31, 2009, and, as a result, there is not a pension benefits table included in this Proxy Statement.

Nonqualified Deferred Compensation

None of our NEOs participate in or have account balances in nonqualified defined contribution plans maintained by us at December 31, 2009, and, as a result, there is not a nonqualified deferred compensation table included in this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

Employment Agreements

Our NEOs employment agreements do not provide for potential payments upon termination or change-in-control except for Messrs. Hueber and Robinson. The following is a description of the material terms of the severance provisions in Messrs. Hueber and Robinson’s employment agreements.

Robert M. Hueber.  On December 22, 2008, we amended Mr. Hueber’s employment agreement in response to requirements under Section 409A of the Internal Revenue Code. The amendment modified the severance pay provisions to provide severance benefits to Mr. Hueber that comply with the requirements of Section 409A. Such modifications includes defining separation of service from the Company, an affiliate of the Company, or a successor entity within the meaning set forth in Section 409A, and, if Mr. Hueber is deemed a “specified employee” within the meaning of Section 409A, then any severance payment shall not be payable until the earlier of (1) six months and one day after his separation from service or (2) his death. Pursuant to the terms of his employment agreement dated September 16, 2002, as amended, if Mr. Hueber terminates his employment for good reason, as defined in the agreement, or if we terminate his employment without cause, as defined in the agreement, he is entitled to a lump sum payment within ten business days after the effective date of termination in an amount at least equal to the amount of severance paid by the Company to senior-management-level employees who terminated employment during the year prior to his termination not as a result of settlement of legal claims or in situations where “cause” (as applicable to the particular employee and not as defined in the employment agreement) existed or was alleged to exist, or, if there was no such termination in such year, then the most recent termination of a senior-management-level employee in such circumstances. To date we have not paid any senior-management-level employee severance upon termination of employment, and, accordingly, we would not expect to pay any severance to Mr. Hueber upon termination of his employment for good reason or without cause.

David E. Robinson.  On February 24, 2009, we entered into an employment agreement with Mr. Robinson. Under the terms of the employment agreement, we provided Mr. Robinson with an annual housing allowance not to exceed $84,000, payable monthly. If we terminate Mr. Robinson during his first year of employment with the Company for any reason other than “cause,” then we shall pay him a lump sum amount equal to the unpaid portion of his housing allowance within thirty days. “Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; or (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre. As of December 31, 2009, the estimated amount payable to Mr. Robinson under his employment agreement upon termination without cause was $12,250.

Acceleration of Vesting of Equity Awards

Pursuant to stock option agreements between us and each of our NEOs, unvested stock options awarded under our 2000 Stock Option and Incentive Plan shall become accelerated by a period of one year upon the consummation of an acquisition of the Company. For purposes of these agreements, an acquisition is defined as: (1) the sale of the Company by merger in which its stockholders in their capacity as such no longer own a majority of the outstanding equity securities of the Company; (2) any sale of all or substantially all of the assets or capital stock of the Company; or (3) any other acquisition of the business of the Company, as determined by our Board of Directors.

In addition, pursuant to stock option and RSU award agreements between us and each of our NEOs, all stock options granted under the 2007 Stock Option and Incentive Plan will automatically become fully exercisable, and all other awards granted under the 2007 Stock Option and Incentive Plan will become fully vested and non-forfeitable in the event of a merger, sale, or dissolution, or a similar “sale event,” unless assumed or substituted. For the purposes of these agreements, a “sale event” is defined as: (1) the dissolution or liquidation of the Company; (2) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (3) a merger, reorganization, or consolidation in which the outstanding shares of stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction; or (4) the sale of all of the stock of the Company to an unrelated person or entity.

The table below reflects the acceleration of options outstanding for each of our NEOs, upon the consummation of any acquisition or sale event, in each case as of December 31, 2009:

		Value Upon
		Consummation of
	Number of	Acquisition or
Name	Securities(1)	Sale Event(2)($)

Jonathan Bush	120,875	5,468,385
Carl B. Byers	67,500	3,053,700
Robert L. Cosinuke	105,000	4,750,200
Robert M. Hueber	58,125	2,629,575
David E. Robinson	170,625	7,719,075

(1)	Reflects one-year acceleration of vesting for options to purchase Common Stock awarded under our 2000 Stock Option and Incentive Plan and full acceleration of vesting for options to purchase Common Stock awarded under our 2007 Stock Option and Incentive Plan, each as of December 31, 2009, assuming consummation of an acquisition or sale event on such date.

(2)	We have estimated the market value of the unvested option shares based on an assumed public offering price of $45.24 per share, based on the last reported sale price of Common Stock on the NASDAQ Global Select Market on December 31, 2009.

Director Compensation

Director Compensation Policy

Our director compensation plan applies to “independent” directors. An “independent” director is a non-employee director, who qualifies as independent under the applicable director independence standards of NASDAQ and the SEC, and who did not own or was affiliated with any person or entity that owned 5% of more of the outstanding shares of Common Stock at our initial public offering, unless an exception is made by the nominating and corporate governance committee. Independent directors are compensated with an initial stock option grant of 60,000 shares of common stock vesting in equal amounts quarterly over four years and entitled to the following cash compensation payable quarterly in arrears and pro-rated for any partial period.

Position	Annual Retainer

“Independent” Director	$30,000 per year(1)
Lead Director	$10,000 per year additional
Chairman of Audit Committee	$20,000 per year additional
Chairman of Other Standing Committee	$10,000 per year additional

(1)	Amount reduced $2,500 for each in-person meeting missed and $1,500 for each in-person meeting attended by phone.

Since we expect a significant amount of the Board of Directors’ work to occur in committees and for that workload to vary by committee, we have set separate amounts of cash compensation for each chairperson of a Board of Directors’ committee. We reimburse each member of our Board of Directors for reasonable travel and other expenses in connection with attending meetings of the Board of Directors or committees thereof.

When the initial stock option grant fully vests, each independent director receives another stock option grant for 60,000 shares of common stock vesting in equal amounts quarterly over four years. On November 2, 2009, Mr. Foster was granted a non-qualified stock option to purchase 60,000 shares of common stock vesting quarterly in equal amounts over four years for continued board service. Upon Mr. Kane’s election to the Board of Directors, the Company agreed to award him with a total of 20,000 stock options over four years for compensation as chairman of the audit committee: 10,000 stock options vesting quarterly in equal amounts over two years granted upon appointment for his first term as chairman of the audit committee; and 10,000 stock options vesting quarterly in equal amounts over two years granted upon re-appointment, in addition to stock option grant for 60,000 shares of common stock for his election to the Board of Directors. On August 3, 2009, Mr. Kane was granted non-qualified stock options to purchase 10,000 shares of common stock vesting quarterly in equal amounts over two years for continued service as chairman of the audit committee.

The following table sets forth, for each of our independent directors, information concerning compensation earned or paid for services in all capacities during the fiscal year ended December 31, 2009.

Director Compensation Table — 2009(1)

	Fees Earned
	or Paid in	Option
	Cash	Awards	Total
Name	($)	($)(2)(3)	($)
(a)	(b)	(d)	(h)

Richard N. Foster	40,000	1,268,874	1,308,874
John A. Kane	50,000	188,900	238,900
Ruben J. King-Shaw, Jr.	37,500	—	37,500
James L. Mann	40,000	—	40,000
Todd Y. Park(4)	25,000	—	25,000
William Winkenwerder, Jr.(5)	7,500	—	7,500

(1)	Columns disclosing compensation under the headings “Stock Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” are not included because no compensation in this category was awarded to, earned by or paid to our directors in 2009.

(2)	The valuation of option awards are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in the Section entitled “Critical Accounting Policies” under Item 7 and Note 16 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	The aggregate number of unexercised option awards (whether or not exercisable) outstanding at December 31, 2009, are as follows:

Aggregate
Option Awards
Outstanding as of
Name	December 31, 2009

Richard N. Foster	120,000
John A. Kane	70,000
Ruben J. King-Shaw, Jr.	60,000
James L. Mann	60,000

(4)	Effective as of August 10, 2009, Mr. Park resigned from the Company’s Board of Directors.

(5)	Effective as of December 11, 2009, Dr. Winkenwerder was elected to the Company’s Board of Directors.

Limitation of Liability and Indemnification Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and By-laws that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions, or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our By-laws provide that:

•	we will indemnify our directors, officers, and (in the discretion of our Board of Directors) certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

•	we will advance expenses, including attorneys’ fees, to our directors and (in the discretion of our Board of Directors) to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by law and advance expenses, including attorneys’ fees, to each indemnified director or executive officer in connection with any proceeding in which indemnification is available.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PERSON TRANSACTIONS

Policies for Approval of Related Person Transactions

Our Board of Directors has adopted a written policy that sets forth the policies and procedures to review and approve transactions, contracts, or other legal or business arrangements with directors, director nominees, executive officers, holders of more than five percent of our voting securities, and the immediate family members of any of these persons, each of which we refer to as a “related person.” Our Board of Directors determined that our audit committee should administer the policy, since the audit committee also acts as our qualified legal compliance committee and as such oversees our regulatory compliance programs and procedures. Any amendments, modifications, or supplements to the policy are subject to final approval by our Board of Directors, upon recommendation of our audit committee.

Our policy requires that we create a list of related persons and all entities in which a related person is an employee, acts as a director or executive officer, or holds more than five percent of ownership interest, each such entity we refer to as a “related person affiliate.” The list is updated at least annually and is maintained by our Chief Financial Officer. The list is made available, at the direction of our Chief Financial Officer, to appropriate regulatory, marketing, and operations (including finance) employees and executives who are involved with and/or familiar with the transactions, contracts, or other legal or business arrangements that the Company has entered into or proposes to enter into from time to time with third parties. These personnel then cross-check the parties involved in any such transactions against the related person transaction list. If it is determined that we have entered into or are proposing to enter into any transaction or arrangement (including any modification or addition to an existing contract or arrangement) with a related person or related person affiliate, our Chief Financial Officer is notified.

Once notified, our Chief Financial Officer, together with legal counsel, will review the appropriate NASDAQ rules, SEC rules, our corporate governance guidelines, and any other applicable rules and determine whether the contemplated transaction or arrangement requires the review and/or approval of the Board of Directors or any committee thereof. For example, under applicable NASDAQ Marketplace Rules, transactions between us and such persons in excess of $120,000 must be reviewed by our audit committee or another independent body of our Board of Directors. In addition, our compensation committee charter and corporate governance guidelines require that compensation arrangements with our executive officers be approved by our compensation committee. No transaction or arrangement with a related person or related person affiliate may be entered into unless the Chief Financial Officer has either (i) specifically confirmed that no further review or approval as described above is necessary or (ii) specifically confirmed that all requisite reviews and approvals necessary to enter into that transaction or arrangement have been obtained.

Our policy is intended to indentify related person transactions prior to their consummation. However, if for any reason we enter into a transaction or arrangement without recognizing that such transaction or arrangement constituted a related party transaction, our Chief Financial Officer is notified. The procedure described above is then followed in order to determine whether (i) further review and ratification is necessary as described above or (ii) all requisite reviews and approvals necessary to enter into such transaction or arrangement have been obtained.

If our Chief Financial Officer determines that our Board of Directors or an independent committee thereof is required to review and/or approve (or ratify) a transaction as described above, that transaction will be presented to the Board of Directors or an appropriate committee, as the case may be, for review and approval. In the absence of any specific legal requirement that such transaction be reviewed or approved by the Board or a specific committee, it is expected that in most circumstances the transaction will be submitted to our audit committee.

In considering any related person transactions, our directors consider the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person with our company and the terms that would be available in a similar transaction with an unaffiliated third party. The directors also consider their fiduciary duties, our company’s obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction.

Transactions with Related Persons

Except as disclosed below, based on a review of the transactions and arrangements between the Company and any related person or related person affiliate, the Company has determined that it was not a party to any transaction or arrangement in which any related person or related person affiliate has a direct or indirect material interest during the year ended December 31, 2009.

Investment

In August 2009, the Company purchased $550,000 of equity securities from an early-stage venture-capital-backed company. The Company made this investment alongside other venture capital investors on the same terms and conditions as those other investors. At the time our Board of Directors approved this investment, Ann H. Lamont and Todd Y. Park were members of our Board of Directors and of the board of the company in which the investment was made (Ms. Lamont and Mr. Park abstained from the vote). Ms. Lamont is also a Managing Partner of Oak Investment Partners XII, L.P., which invested $9,310,000 in this other corporation. On August 10, 2009, Mr. Park resigned as a member of our Board of Directors, and he no longer holds an equity interest in the Company. On April 9, 2010, Ms. Lamont informed the Company of her decision to resign from the Board of Directors, effective as of the end of the Annual Meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the outstanding Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2009, the Company believes that all Reporting Persons complied with all Section 16(a) reporting requirements except Messrs. Bush, Byers, and Roberts failed to file timely Forms 4 with the SEC with respect to one transaction; Mr. Foster failed to file timely Forms 4 with the SEC with respect to two transactions; and Mr. Robinson failed to file a timely Form 3 due to a delay in obtaining filing codes.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

The sections of this Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference therein.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2009, as applicable, is being delivered multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 311 Arsenal St., Watertown, MA 02472, Attention: Secretary or call us at (617) 402-1000. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, proxy statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

By Order of the Board of Directors,

Jonathan Bush
Chief Executive Officer, President, and
Chairman of the Board of Directors

April 16, 2010

DIRECTIONS

2010 Annual Stockholder Meeting
May 27, 2010 — 5:00 p.m. ET
400 North Beacon Street, Watertown, MA 02472

From the Massachusetts Turnpike going West:

•	Take the Turnpike to Exit 17 and follow the signs towards “Watertown” (i.e., stay in one of the two right lanes). This is Galen Street.

•	Follow Galen Street until you come to a five-way intersection (immediately after crossing the Charles River) and take a sharp right onto Charles River Road.

•	At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 400 North Beacon is the first brick building on your right. You can either enter our parking lot and park in an “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

From the Massachusetts Turnpike going East:

•	Take the Turnpike to Exit 17 (Newton/Watertown). At the top of the ramp, go straight but get in the second lane from the left.

•	Turn LEFT back over the Mass Pike and immediately get in one of the two rightmost lanes. Be careful in merging to the right, as traffic in those lanes can be heavy. Once in one of the right lanes, continue straight toward Galen Street (to Watertown Square).

•	Follow Galen Street until you come to a five-way intersection (immediately after crossing the Charles River) and take a sharp right onto Charles River Road.

•	At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 400 North Beacon is the first brick building on your right. You can either enter our parking lot and park in an “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

athenahealth, Inc. 311 Arsenal Street Watertown, MA 02472
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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐

1.	Election of Directors Nominees

01	John A. Kane 02 Ruben J. King-Shaw, Jr.

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	To ratify the appointment of Deloitte & Touche LLP as athenahealth, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

The Board of Directors does not have a recommendation for voting on the following proposal(s):		For	Against	Abstain

3	To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting	Yes ☐	No ☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.
athenahealth, Inc.
311 Arsenal Street, Watertown, MA 02472
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS
The undersigned hereby appoints Daniel H. Orenstein and Timothy M. Adams as proxies, each with full power of substition, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of athenahealth, Inc. held of record by the undersigned on April 1, 2010, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 400 North Beacon Street, Watertown, MA 02472, on May 27, 2010, or any adjournment or postponement thereof.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on reverse side)